UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Nicolet Bankshares, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nicolet Bankshares, Inc.:

The 2021 Annual Meeting of Shareholders of Nicolet Bankshares, Inc. (“Nicolet” or the “Company”) will be held at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin on Monday, May 10, 2021 at 5:00 p.m. local time. The items of business include:

(1)The election of directors.
(2)The ratification of the selection of Wipfli LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.
(3)The advisory vote to approve Nicolet's named executive officer compensation.
(4)Such other business as properly may come before the Annual Meeting and all adjournments thereof.

The Board of Directors has set March 1, 2021 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

We hope that you will be able to attend the Annual Meeting. You may vote by proxy card, internet or telephone. If you plan to attend the meeting, please respond as such when voting your proxy so that we can make proper arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card or vote your proxy by internet or telephone as soon as possible. Doing so will help ensure that the greatest number of shareholders and votes are represented at the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.

By Order of the Board of Directors,

Robert B. Atwell
Chairman, President and Chief Executive Officer
Nicolet Bankshares, Inc.

Green Bay, Wisconsin
March 17, 2021

YOUR VOTE IS IMPORTANT. Please read the attached Proxy Statement and then either: (i) promptly complete, date, sign and return the enclosed proxy card in the postage-paid envelope, or (ii) vote using the internet or by telephone by following the instructions printed on the proxy card. You can spare the Company the expense of further proxy solicitation by returning your vote promptly by signed proxy or by voting via the internet or telephone.

NICOLET BANKSHARES, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2021

INTRODUCTION

Time and Place of the Meeting

The Company’s Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 2021 Annual Meeting of Shareholders of the Company to be held on Monday, May 10, 2021 at 5:00 p.m. local time (the “Annual Meeting”) at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin and at any adjournment of the meeting.

Record Date and Mailing Date of Materials

The close of business on March 1, 2021 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 17, 2021.

The Company’s 2020 Annual Report to Shareholders and Annual Report on Form 10-K, which includes audited consolidated financial statements for the Company for the fiscal years ended December 31, 2020 and 2019, as filed with the SEC, has also been mailed to shareholders of the Company with these proxy materials. Neither forms any part of the material for the solicitation of proxies. This Proxy Statement and the Annual Report on Form 10-K are also available to the public on the Internet at the SEC’s website at www.sec.gov. This Proxy Statement, the 2020 Annual Report to Shareholders, and the Annual Report on Form 10-K are also available for viewing, printing, and downloading at www.nicoletbank.com.

Number of Shares of Capital Stock Outstanding and Quorum

As of the close of business on the record date, the Company had 30,000,000 shares of common stock, $0.01 par value, authorized, of which 10,004,513 shares were issued and 9,989,488 shares were outstanding. Each issued and outstanding share of common stock is entitled to one vote on all matters to be presented at the meeting, including one vote for each of the director nominees as further described in “VOTING AT THE ANNUAL MEETING - Requirements for Shareholder Approval.” Nicolet had approximately 2,200 shareholders of record.

The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. In determining whether a quorum exists, we will count abstentions and broker non‑votes, which are described below under “VOTING AT THE ANNUAL MEETING - Abstentions,” and “ - Broker Non-Votes.”

VOTING AT THE ANNUAL MEETING

Proposals to be Considered

Shareholders will be asked to elect each of the director nominees for a one-year term. The director nominees are each described starting on page 31. The Board of Directors recommends a vote FOR each of the nominated directors.

Shareholders will be asked to ratify the appointment of Wipfli LLP, to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2021. This proposal is described on page 35. The Board of Directors recommends a vote FOR approval of this proposal.

Shareholders will be asked for an advisory vote to approve the compensation of our named executive officers. This proposal is described on page 37. The Board of Directors recommends a vote FOR the advisory approval of this proposal.

Procedures for Voting by Proxy

You may vote your proxy by signing, dating and mailing your proxy card OR by using the internet OR by telephone. In order to vote using the internet or telephone, you must go to the website indicated or call the number listed on the proxy card, have your proxy card available when you access the website or when you call, and then follow the instructions provided on the website or the call. If you vote using the internet or by telephone, please do not mail in your proxy card.

Depending on how you hold your shares (such as in certificate form or with a broker, sometimes referred to as “in street name”), you may receive more than one set of proxy materials. Please be sure to vote all proxies you receive to ensure all your shares are voted.

You should specify your voting instructions with regard to each of the proposals set forth on the proxy card.

•If you properly sign and return your proxy card (or vote your proxy using the internet or by telephone) and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified.

•If you properly sign and return your proxy card (or vote your proxy using the internet or by telephone) but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your vote will be voted FOR each of the director nominees listed in this Proxy Statement in the manner described further below, FOR the ratification of the appointment of Wipfli LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and FOR the advisory vote to approve Nicolet’s named executive officer compensation.

•With respect to Proposal One, the election of directors, if you do not specify how your shares are to be voted, the persons appointed as proxies may use their discretion to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy may be voted for a substitute nominee selected by the Nominating Committee of the Board of Directors. Alternatively, the Board of Directors may operate with a vacancy or reduce the size of the Board after the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Revoking Your Proxy

Returning your proxy card or voting your proxy using the internet or telephone does not affect your right to vote in person if you attend the Annual Meeting. In addition, you can revoke your proxy at any time before it is voted by delivering to Michael E. Daniels, Secretary of the Company, at 111 North Washington Street, Green Bay, Wisconsin 54301, either a written revocation of your proxy or a duly executed proxy bearing a later date, by casting a later vote using the internet or by telephone, or by attending the meeting and voting in person. Proxies may not be revoked via the internet or by telephone. Shareholders holding their shares “in street name” through a broker will need to follow their broker's instructions in order to attend the meeting in person, including to revoke a previously submitted proxy.

Requirements for Shareholder Approval

Required votes. The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 - Election of Directors: In the election of directors, you will have as many votes as the number of shares you own, multiplied by the number of directors (13) to be elected. When voting by proxy or in person at the Annual Meeting, you may do one of the following:

•You may vote FOR all of the director nominees. If you wish to withhold authority as to certain nominees, however, you may do so by indicating the name of the person or persons for whom you do not want to vote in the space provided on the proxy.

•You may WITHHOLD AUTHORITY to vote for all or some of the director nominees, in which case none of those nominees will receive any of your votes.

•You may CUMULATE all of your votes for one director nominee or distribute them among as many nominees as you choose. For example, the election of 13 directors entitles a shareholder who owns 100 shares of common stock to 1,300 votes. That shareholder may vote all 1,300 votes for one director nominee or may allocate those votes among two or more of the nominees. If you wish to cumulate your votes, you must indicate “Cumulate For” in the space provided on the proxy card as well as the nominees for whom you wish to vote and the number of votes to be cast for each such nominee, sign and mail your proxy card. The option to cumulate votes is not available using internet or telephone voting.

To be elected, a director nominee must receive more votes than any other nominee for the same seat on our Board of Directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. As of the date of this proxy statement, we do not know of any competing nominees.

Other Proposals - The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given nominee or matter.

Broker Non-Votes. With respect to the ratification of the appointment of Wipfli LLP, brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. All NYSE and NASDAQ member brokers, however, are prohibited from exercising discretionary voting in director elections, proposals with respect to the authorization of any equity compensation plan, advisory votes on executive compensation, and non-routine matters, unless the broker has instructions from the beneficial shareholder on how to vote. Proxies that contain a broker vote on the ratification of the appointment of Wipfli LLP, but no vote on the election of directors or on the advisory vote on executive compensation, are referred to as “broker non-votes” with respect to the proposals not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority, including uncontested director elections.

Solicitation of Proxies

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Company's Board of Directors as of the date of this proxy statement include the following twelve (12) individuals:

Robert B. Atwell	Andrew F. Hetzel, Jr.
Rachel Campos-Duffy	Donald J. Long, Jr.
Michael E. Daniels	Dustin J. McClone
John N. Dykema	Susan L. Merkatoris
Terrence R. Fulwiler	Oliver Pierce Smith
Christopher J. Ghidorzi	Robert J. Weyers

For additional biographical information on the thirteen (13) director nominees, see PROPOSAL 1 - Election of Directors.

Board Role in Risk Oversight and Leadership Structure

The Company’s Board of Directors coordinates, with the various Board committees, to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about the Company’s management of strategic, credit, interest rate, financial reporting, technology, cyber, liquidity, compliance, operational, market, fiduciary, and reputation risks. The Company’s Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and evaluates the adequacy of management’s response.

All the directors serve on the Board of Nicolet National Bank, the Company’s wholly owned banking subsidiary (sometimes referred to herein as “Nicolet Bank”). The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board adopted and maintains corporate governance policies, including a Code of Ethics, Insider Trading Policy and Whistleblower Policy, each of which can be found on our website under “Corporate Governance,” at www.nicoletbank.com.

The Company is committed to a strong board structure, which includes maintaining the culture of a community bank and ensuring alignment of the Board with interests of shareholders, such as through ownership in the Company. Since the Company’s inception in 2000, the chairman and chief executive officer roles have been served by the same individual, particularly by one of the two founding executives. We believe a fully vested, experienced owner, with thorough knowledge of and expertise in banking financial statements, regulatory environment, and the community banking mission, can better ensure thorough and knowledgeable oversight from the entire board and alignment with shareholders. The integrity of any such one individual is important, and the Board consists of many independent, knowledgeable, and vested directors to round out the Board leadership structure. Each year, the Board has periodic executive sessions without management present, and while no independent lead director is formally identified, the Compensation Committee Chair generally presides when this occurs. As of the date of this proxy statement, nine (9) of the twelve (12) individuals currently serving as directors qualify as “independent” per NASDAQ rules. Following the Annual Meeting, if all of the director nominees are approved by the shareholders, nine (9) of the thirteen (13) individuals serving as directors will qualify as “independent.”

Affirmative Determinations Regarding Director Independence

Nicolet’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2020. The Board has determined that all directors and director nominees are independent or were independent at the time they served as directors, under NASDAQ rules except for Robert B. Atwell, Michael E. Daniels, Ann K. Lawson, and Robert J. Weyers.

Board Diversity

Diversity is one of the many factors taken into account when considering potential candidates to serve on the Board of Directors, as stated in the Nominating Committee Charter, though the Company does not have a standalone policy regarding diversity requirements. The Company generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Company recognizes that diversity in professional and life experiences may include consideration of gender, race, cultural background or national origin, in identifying individuals who possess the qualifications that the Nominating Committee believes are important to be represented on the Board. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Company's goal of creating a board of directors that best serves our needs and those of our shareholders.

Board Committees and Meetings

Our Board of Directors conducts its business through meetings of the full Board and through committees. The Company’s committees include, among others, the Executive Committee, Nominating Committee, Audit & Compliance Committee, and the Compensation Committee. Each of these standing committees has a charter that is available on the Company’s website under “Corporate Governance,” at www.nicoletbank.com.

During 2020, the Board of Directors held thirteen (13) meetings. Each member of the Board of Directors attended at least 92% of the total number of Board of Director and Committee meetings on which each director served during 2020. Nicolet has a policy formally encouraging all directors to attend annual meetings of shareholders. The annual meeting held virtually on May 11, 2020, was attended virtually by 11 of the 12 directors nominated at that meeting.

The following table lists the members of each of the noted standing committees as of the date of this proxy statement. The number of meetings held by each committee during calendar 2020.

Director Name	Executive Committee	Nominating Committee	Audit & Compliance Committee	Compensation Committee
Robert B. Atwell	Chair
Michael E. Daniels	X
John N. Dykema	X	Chair		Chair
Christopher J. Ghidorzi			Chair
Donald J. Long, Jr.	X	X	X	X
Susan L. Merkatoris	X	X	X	X
Oliver Pierce Smith			X
Total Number of Meetings in 2020	1	2	5	7

Executive Committee. The Executive Committee is authorized, with certain limitations, to exercise the Board of Directors’ authority between Board meetings, and is available to executive management for advice, discussion or attention on matters around any business or strategic topics, including sensitive or emerging matters, to which executive management desires some advice between board meetings. It generally meets on an as-needed basis. The Executive Committee met once during 2020, with 100% attendance of all members.

Nominating Committee. The Nominating Committee meets to review candidates for membership on the Company’s Board of Directors and recommends individuals for nomination to the Board. The Nominating Committee also prepares and periodically reviews with the entire Board of Directors a list of general criteria for Board nominees. The Nominating Committee evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of the Company, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities the Company serves; diversity in professional and life experiences; commitment to and availability for service as a director, including ownership in the Company. The Nominating Committee assesses the performance of individual directors, including use of a periodic director evaluation process, most recently completed in late 2020. The Nominating Committee ensures that at least a majority of board members meet the independence requirements.

Each member of this Committee attended 100% of the 2020 meetings. Each Nominating Committee member qualifies as “independent” as defined under NASDAQ rules.

Audit & Compliance Committee. The Audit & Compliance Committee is responsible for reviewing, with the Company’s independent accountants, its audit plan, the scope and results of its audit engagement and the accompanying management letter, if any, and the Company’s quarterly and annual financial statements; reviewing the scope and results of the Company’s internal auditing procedures; consulting with the independent accountants and management with regard to the Company’s accounting methods and the adequacy of the Company’s internal accounting controls; pre-approving all audit and permissible non-audit services provided by the independent accountants; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants’ audit and non-audit fees.

The Audit & Compliance Committee is also responsible for assisting the Board in monitoring our principal financial risks, cyber risks, internal policies and processes employed to manage such risks, and compliance with policies, procedures and regulation. Toward this oversight objective, the Audit & Compliance Committee reviews, evaluates and discusses with management various annual policy updates; reviews audit reports (internal or third party) on operational areas, selected financial areas, internal loan reviews, and compliance audits of regulations and other internal controls; and receives reports from various internal committees such as IT Steering Committee and Corporate Risk Committee.

Each member of this Committee attended 100% of the 2020 meetings. Each Audit & Compliance Committee member qualifies as “independent” under NASDAQ rules, including the heightened independence requirements applicable to members of audit committees contained in the NASDAQ rules and as set forth in Rule 10A3-(b)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit & Compliance Committee has the financial knowledge, business experience and independent judgment to serve as an effective member of this Committee and as required by NASDAQ rules.

In addition, Mr. Ghidorzi, Mr. Long and Ms. Merkatoris meet the criteria specified under applicable Securities and Exchange Commission (“SEC”) regulations for an “audit committee financial expert.”

Compensation Committee. The Compensation Committee is comprised of independent directors who are responsible for, among other duties as may be directed by the Board, determining compensation to be paid to our executive officers and directors and reviewing and administering the Company’s incentive plans, including making grants under those plans. The Compensation Committee reviews the Company’s incentive compensation programs with senior risk officers to (i) ensure that the programs do not encourage officers to take unnecessary and excessive risks that threaten the value of the Company and (ii) identify and implement means of limiting such risks, including the use of clawback provisions. The Compensation Committee is also responsible for discussing, evaluating and reviewing employee compensation plans to ensure that such plans do not encourage the manipulation of the Company’s reported earnings. The Compensation Committee is also responsible for reviewing and approving employment agreements, overseeing any consulting arrangements relating to compensation, severance, retirement arrangements, and change in control arrangements or provisions covering any of our current or former executive officers. The Compensation Committee exercises fiduciary and administrative functions assigned to the committee under certain health, benefit or welfare plans. Finally, the Compensation Committee is responsible for submitting to various regulators such reports relating to the Company’s compensation practices as may be required.

Each member of this Committee attended 100% of the 2020 meetings. Each Compensation Committee member qualifies as “independent” as defined under NASDAQ rules, including the heightened independence requirements applicable to members of compensation committees contained in the NASDAQ rules.

Other Committees. Additional committees of the Board are described below. Although none of the committees below has a charter, the Company has adopted treasury, trust and lending policies that each describe Board responsibility and oversight in these areas.

Asset Liability Committee (“ALCO”). As stated in the Company’s treasury policy, the Board through ALCO is responsible for approving the treasury policy, and through the approval of such policy, the Board delegates authority for day-to-day treasury management to bank management with direction and oversight from ALCO and the Board. ALCO responsibilities include, among others, interest rate sensitivity, liquidity, funding, investment strategy, margin and pricing considerations, capital adequacy, bank owned life insurance and correspondent bank relationships. Management conducts ALCO meetings monthly, with appointed outside directors attending quarterly. During 2020, ALCO held 4 quarterly meetings and 6 other monthly meetings. As of the date of this proxy statement, the directors on ALCO were Messrs. Atwell, Daniels, Fulwiler, McClone and Weyers and Ms. Campos-Duffy.

Trust Committee. As stated in the Company’s trust policy, the Board through the Trust Committee is responsible for providing management and oversight with respect to the Bank’s exercise of its trust powers. The Trust Committee ensures that sound risk management practices are in place; adequate policies, procedures, and controls have been adopted for the size and complexity of the trust and investment management activities; and effective management information systems are operating. The Trust Committee also reviews examination reports (internal or third party) concerning the trust area and monitors the overall business strategies of the trust function. During 2020, the Trust Committee held 4 meetings. As of the date of this proxy statement, the directors on the Trust Committee were Messrs. Atwell, Daniels, Fulwiler, Hetzel and Weyers.

Directors Loan Committee (“DLC”). As stated in the Company’s loan policy, the Board is responsible for approving lending policy and overseeing the activities of the lending function, including review of certain new and renewed extensions of credit through the DLC. Every week a comprehensively attended Officers Loan Committee (“OLC”) meets to discuss loans (new and renewals) of certain size per the loan policy, providing to the commercial lending team collective awareness of customers, loan needs, pricing considerations, and underwriting or other risk matters. DLC meets every other week to then review and approve OLC-reviewed loans of certain size per the loan policy, and to provide other oversight and insight from Board members, in support of the bank’s lending function. During 2020, there were 26 DLC meetings. Each outside director is assigned to serve on the DLC through at least one quarter of DLC meetings each year.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries, and no member of the Compensation Committee had or has any relationship requiring disclosure under SEC regulations. None of the Company's executive officers has served on the board of directors or the compensation committee of any other entity that has an executive officer serving on the Company's Board of Directors or on the Company's Compensation Committee.

Director Compensation

The Board’s philosophy for director compensation is to provide the Company with the best opportunity to compete for, attract and retain qualified board members; compensate board members fairly and in alignment with shareholder’s interests; and be fiscally responsible for the long-term success and viability of the Company. The director compensation philosophy also identifies the goal of balancing fees paid with the number of directors to ensure director compensation is both reasonable and competitive in total.

The Compensation Committee evaluates the competitiveness of director compensation on an ongoing basis with the assistance of peer group benchmarking studies and makes pay recommendations to the full Board for approval at least annually, utilizing compensation studies, surveys, and proxy disclosures of public bank peer companies, among other information. While board compensation is reported below on a calendar year basis, board compensation is generally established by the Committee on a fiscal year period, May to April, to coincide with the annual meeting director election and reassignment of committees.

Generally, the director compensation package has included a per-meeting fee component, a cash retainer for the audit chair, and (since 2018) an equity retainer of a determined value, provided in whole shares of immediately vesting restricted stock based upon the closing stock price as of the grant date, with each component meant to support compensation for service provided and improve director share ownership and alignment, and the total combined pay meant to be competitive and attractive in procuring and maintaining a strong, engaged board. We believe immediate vesting is appropriate for the equity shares granted to directors as they are part of the annual director compensation package. Non-employee directors also have the option to elect to receive their cash fee compensation (if any) in the form of Company common stock through the Deferred Compensation Plan for Non-Employee Directors through a participation election made each year. While we do not set strict targets for ownership of our stock beyond regulatory requirements of a national bank, we strongly encourage all directors to own the Company's stock.

Following the 2019 Annual Meeting of Shareholders (covering board service from May 2019 to April 2020), non-employee directors received cash meeting fees of $1,500 for each board meeting and $750 for each committee meeting attended, and the audit committee chair received an additional $10,000 cash retainer, both unchanged from the 2018 fiscal period, as well as each received an equity retainer of 387 shares of immediately vested restricted valued at approximately $24,000 value (based on the closing stock price as of that grant date). With the onset of the pandemic, the impacts of the market disruption, and changing conditions on the Company's financial goals, employees and customers were discussed at length by the Compensation Committee at its March 2020 meeting. The Committee supported various management actions for safety, remote work, temporary branch changes, on-site bonus pay, and a temporary 10% reduction to bi-weekly pay of the senior management team, among other actions. Following the 2020 Annual Meeting of Shareholders, until the potentially far-reaching effects of the pandemic could be determined, the Compensation Committee met in May and approved (for board service from May 2020 to April 2021) board pay as a $40,000 equity retainer (roughly 80% of the average total pay per director during 2019), a $10,000 annual cash retainer to the Audit Chair, and halted all cash per-meeting fees, with the expectation that meetings should be as frequent as needed in the unusual year. The Committee felt this was in sync with recent actions on management compensation and appropriately weighted the current pandemic-related conditions as most significant in establishing fiscal 2020 board compensation. The $40,000 May 2020 equity retainer resulted in 795 shares being granted and immediately vested to each director (based on the $50.34 closing stock price as of the grant date). The Committee indicated at its May 2020 meeting that it may re-assess board compensation in January 2021 once 2020 financial results were known. At its January 2021 meeting, the Compensation Committee approved to keep per-meeting fees at zero and approved an addition to the annual equity retainer through a grant of 150 shares of immediately vested restricted stock to each director (valued at an additional $10,836 per director given the $72.24 closing stock price on the grant date). The Compensation Committee made this decision after robust discussion of the successful 2020 year in a very turbulent environment, as well as management's request to bring total director pay closer to the average compensation per director last year.

In 2018, the Compensation Committee directly engaged the services of Blanchard Consulting Group (“Blanchard”), an independent compensation consulting company focused on the banking industry, to provide a comprehensive review of board and executive compensation. From that 2018 detailed study, peer assessment and consultation with Blanchard, the Compensation Committee (a) concluded that Nicolet's director compensation practices and levels were near median when considering all director fees in total, and (b) decided to implement an equity retainer as part of the annual director compensation package. For 2020, while the Compensation Committee utilized Blanchard's current and historical studies, current peer group data and other relevant surveys to assess director compensation, the Committee more importantly weighted the current pandemic-related conditions in their decision-making. Overall board pay has lagged or neared the median of peer group data for several years, while the trend of Nicolet's financial performance has been stronger or leading among its peers. The Committee expects to address 2021 fiscal year board compensation in the future, with an intention to move such pay over time to above median levels, more commensurate with performance and our desire to retain and attract highly qualified directors.

The Compensation Committee anticipates engaging consulting services in 2021 for a comprehensive review of both director and executive compensation. For additional information on the scope and services provided by Blanchard for the executive compensation review and current peers, see “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS - Use of Independent Compensation Consultant and Peer Group Benchmarking.”

The following table shows information concerning the compensation to non-employee directors of the Company and its subsidiaries for their services as directors for the 2020 calendar year. Employee directors do not receive any additional compensation for their services as a director.

Director Compensation for 2020 (3)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Rachel Campos-Duffy	$6,750	$40,020	$46,770
John N. Dykema*	16,500	40,020	56,520
Terrence R. Fulwiler*	10,500	40,020	50,520
Christopher J. Ghidorzi*	20,500	40,020	60,520
Andrew F. Hetzel, Jr.*	9,750	40,020	49,770
Donald J. Long, Jr.*	9,000	40,020	49,020
Dustin J. McClone*	13,500	40,020	53,520
Susan L. Merkatoris	14,250	40,020	54,270
Randy J. Rose* [1]	12,000	—	12,000
Oliver Pierce Smith*	10,500	40,020	50,520
Robert J. Weyers*	10,500	40,020	50,520

* For the nine directors noted, 100% of their 2020 cash director fees were remitted to the Directors Deferred Compensation Plan and used by the plan quarterly to purchase the Company common stock on behalf of the director, except for Messrs. Ghidorzi and McClone who elected to defer 50% of their director compensation.
1 The named director retired from the board in May 2020.
2 Reflects the grant date fair value of the awards of immediately vesting restricted stock granted during the calendar year as computed in accordance with applicable accounting guidance. Each director serving as of May 19, 2020, was granted an award of 795 shares of immediately vesting restricted stock (the number of whole shares closest to $40,000 based upon the $50.34 closing stock price as of the grant date). The table does not include the award of 150 shares of immediately vested restricted stock per director granted in January 2021.
3 Director compensation did not include Option awards, Non-equity incentive plan compensation, Change in pension value or non-qualified deferred compensation earnings, or Other compensation; hence, the table above excluded these zero-based columns.

Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”)

The Directors Plan, as revised and restated effective January 1, 2009, is a nonqualified plan. Non-employee directors may elect to defer a portion or all of their cash board fees, including retainers. The voluntary deferrals are contributed quarterly to a rabbi trust, the trustee of which invests the voluntary deferrals in shares of common stock of the Company. Upon termination of service as a board member other than due to death (separation date), a participating director receives payment of their deferral account in whole shares of Nicolet common stock, distributed during the first half of the calendar year following the year of their separation date. If the termination of service is due to death, payment shall be made to the designated beneficiary within 90 days of the date of death.

EXECUTIVE OFFICERS

The Company’s executive officers as of the record date were Robert B. Atwell, Michael E. Daniels and Ann K. Lawson. Ages are as of December 31, 2020.

Robert B. Atwell, age 63, has served as Chairman, President, and Chief Executive Officer of the Company since its formation in 2002 and beginning April 29, 2016, Chairman of Nicolet Bank. From 2000 to April 29, 2016, Mr. Atwell served as Chairman and Chief Executive Officer of Nicolet Bank.

Michael E. Daniels, age 56, has served as Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, Mr. Daniels served as President and Chief Operating Officer of Nicolet Bank and served as Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000-2007.

Ann K. Lawson, age 60, has served as Chief Financial Officer of Nicolet Bank and of the Company since February 2, 2009. Ms. Lawson previously served as the Director of Corporate Accounting and Reporting with a large regional bank holding company headquartered in Green Bay, Wisconsin, from September 1998 to January 2009. Prior work experience includes five years as Principal Accounting Officer at a regional community bank in North Carolina and seven years with public accounting firm KPMG LLP.

As of the record date, executive officers of Nicolet Bank, in addition to Mr. Atwell, Mr. Daniels, and Ms. Lawson, include:

Brad V. Hutjens, age 39, serves as Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager of Nicolet Bank and has been with the Bank since September 2, 2003.

Patrick J. Madson, age 40, serves as Senior Vice President - Wealth Management of Nicolet Bank and has been with the Bank since February 4, 2016. Prior to joining Nicolet Bank, Mr. Madson was a principal financial advisor with Navigator Planning Group LLC.

Eric J. Witczak, age 50, serves as Executive Vice President of Nicolet Bank, responsible for all of Nicolet's retail and personal banking, mortgage banking, bank innovation, information technology, and marketing. Mr. Witczak has been with the Bank since August 23, 2000.

STOCK OWNERSHIP

Board and Management Stock Ownership

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2021, of shares of Company common stock by (i) each of the Company’s current directors, director nominees, and executive officers; and (ii) all current Company directors and executive officers as a group. Unless noted below, management believes that each person listed below has sole investment and voting power with respect to the shares included in the table. The address for each person included in the table is 111 North Washington Street, Green Bay, Wisconsin 54301.

Information relating to beneficial ownership of the Company common stock is based upon “beneficial owner” concepts set forth in rules under the Exchange Act. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has sole or shared “voting power” or “investment power” over the security. Voting power includes the power to vote or to direct the voting of the security, and investment power includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. The rules also deem a person to be a beneficial owner if such person has the right to acquire beneficial ownership within 60 days.

Directors, Director Nominees and Executive Officers	Number of Shares		Percentage of Issued and Outstanding Shares [1]
Robert B. Atwell **	244,718	2	2.3%
Rachel Campos-Duffy	1,782	3	*
Michael E. Daniels **	278,618	4	2.6%
John N. Dykema	78,779	5	*
Terrence R. Fulwiler	19,735	6	*
Christopher J. Ghidorzi	7,009	7	*
Andrew F. Hetzel, Jr.	6,254	8	*
Brad V. Hutjens **	76,607	9	*
Ann K. Lawson **	67,372	10	*
Donald J. Long, Jr.	81,423	11	*
Dustin J. McClone	2,262	12	*
Patrick J. Madson	25,200	13	*
Susan L. Merkatoris	100,945		1.0%
Oliver Pierce Smith	442,552	14	4.2%
Robert J. Weyers	137,232	15	1.3%
Eric J. Witczak **	94,154	16	*

All Current Directors and Executive Officers as a Group (16 persons)	1,664,642	17	15.7%

*	Represents less than one percent.
**	Represents the named executive officers.
1	For purposes of this table, percentages shown treat shares subject to exercisable options held by the indicated director or executive officer (including options exercisable within 60 days) as if they were issued and outstanding. All unvested shares of restricted stock are entitled to vote and are therefore included with the issued and outstanding shares reflected in this table.
2	Includes exercisable options to purchase 189,000 shares of common stock, 2,668 shares of unvested restricted stock, and 1,500 shares in a charitable organization in which Mr. Atwell disclaims any financial interest. Mr. Atwell is a director and named executive officer.
3	Includes 400 shares Ms. Campos-Duffy owns in her 401(k).
4	Includes 9,803 shares held in his spouse’s IRA, exercisable options to purchase 189,000 shares of common stock, 6,252 shares Mr. Daniels owns in his Nicolet 401(k) plan, and 2,668 shares of unvested restricted stock. Mr. Daniels is a director and named executive officer.
5	Includes 30,304 shares held in an irrevocable trust, and 7,812 shares held by Mr. Dykema in the Deferred Compensation Plan for Non-Employee Directors.
6	Includes 1,525 shares held by Mr. Fulwiler in the Deferred Compensation Plan for Non-Employee Directors.
7	Includes 2,501 shares held by Mr. Ghidorzi in the Deferred Compensation Plan for Non-Employee Directors.
8	Includes 850 shares held by Mr. Hetzel in the Deferred Compensation Plan for Non-Employee Directors.
9	Includes exercisable options to purchase 55,900 shares of common stock, 1,818 shares Mr. Hutjens owns in his Nicolet 401(k) plan, and 1,082 shares of unvested restricted stock. Mr. Hutjens is a non-director named executive officer.
10	Includes exercisable options to purchase 37,425 shares of common stock, 800 shares Ms. Lawson owns in her Nicolet 401(k) plan, and 536 shares of unvested restricted stock. Ms. Lawson is a director nominee and named executive officer.
11	Includes 3,957 shares held by Mr. Long in the Deferred Compensation Plan for Non-Employee Directors.
12	Includes 660 shares held by Mr. McClone in the Deferred Compensation Plan for Non-Employee Directors.
13	Includes exercisable options to purchase 16,200 shares of common stock and 3,981 shares of unvested restricted stock. Mr. Madson is a non-director executive officer.
14	Includes 1,373 shares held by Mr. Smith in the Deferred Compensation Plan for Non-Employee Directors.
15	Includes 8,066 shares held by Mr. Weyers in the Deferred Compensation Plan for Non-Employee Directors, and 45,250 shares held in limited partnerships to which Mr. Weyers is general partner.
16	Includes exercisable options to purchase 65,150 shares of common stock, 6,783 shares Mr. Witczak owns in his Nicolet 401(k) plan, and 1,344 shares of unvested restricted stock. Mr. Witczak is a non-director named executive officer.
17	Includes outstanding common stock, exercisable options to purchase 552,675 shares of common stock, and all shares of unvested restricted stock.

Stock Ownership of Beneficial Owners

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2021, of shares of Company common stock by each person known by the Company to be the beneficial owner of more than 5% of the Company’s issued and outstanding common stock. The information below is from Schedule 13G/A filings reporting holdings as of December 31, 2020.

Name and Address	Amount and Nature of Beneficial Ownership [1]		Percent of Class [2]
BlackRock, Inc.	704,366	3	7.0%
55 East 52nd Street
New York, NY 10055

1	Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares.
2	Based on 10,015,077 shares of common stock outstanding as of January 31, 2021.
3
Based on a Schedule 13G/A filed on January 29, 2021, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 704,366 shares and sole dispositive power with respect to 721,143 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee prepared the following Compensation Discussion and Analysis to provide you with information we believe will be helpful to understand our executive compensation policies and decisions as they relate to the compensation for 2020 of our chief executive officer, chief financial officer, and other executive officers included in the Summary Compensation Table, collectively referred to in this proxy statement as our “named executive officers.”

Our compensation philosophy and the objectives of our compensation decisions and administration are grounded in our values, vision and mission. The following paragraphs summarize this philosophy and these objectives.

Executive Compensation Philosophy and Summary

Nicolet has a distinctly entrepreneurial approach to its executive compensation philosophy, which has included the use of episodic equity-based incentives at the inception of identified performance periods (typically based on a five-year strategic vision and a five-year vesting period), in addition to competitive base salaries, annual target incentives (typically based on a percentage of salary, a portion to be paid immediately in cash and a portion in equity which is generally a restricted stock grant vesting one-third immediately and one-third each of the following two anniversaries of the initial grant) and competitive benefits. More recently, the use of discretionary company contributions (“Company Contributions”) under its nonqualified deferred compensation (“NQDC”) plan have become meaningful to more seasoned management members and in support of retention or succession objectives of the Company. All these components of compensation reward individual actions and performance; provide a mix of short-term and long-term compensation; allow us to attract, retain and motivate high-quality, skilled executives; and pay for performance over the longer term that is in alignment with our vision, strategic plans, and shareholder interests. The Board of Directors views our substantive episodic equity grants as integral to aligning compensation with the stock price performance shareholders have historically realized, and the Company Contributions under the NQDC plan as an important longer-term compensation tool for other strategic goals, such as retention and succession.

We use executive compensation to drive continued improvement in superior operating and financial performance, and to reward our executives appropriately for contributing to that performance. We believe our compensation program strongly correlates to long-term shareholder value creation. It incentivizes named executive officers to work for the long-term sustained prosperity of the Company, and reflects an aligned pay-for-performance philosophy.

The Compensation Committee

The Compensation Committee, comprised of independent directors, believes that our executive compensation program is appropriately designed to achieve our objectives, responsibly aligned with the best interests of our shareholders, and is reasonable when reviewed in context with the executive compensation programs and relative performance of our peer group companies, and does not create incentive for unreasonable risk taking.

As further described under “INFORMATION ABOUT THE BOARD OF DIRECTORS - Board Committees and Meetings,” the primary purpose of the Compensation Committee (sometimes also referred to within this Compensation Discussion and Analysis section as “the Committee”) is to discharge the responsibilities of Nicolet’s Board related to compensation to be paid to executive officers and directors, as well as to review and administer the Company’s incentive plans, including making grants under those plans. The Committee makes compensation related recommendations to the Board regarding Nicolet’s executive officers while considering actual results versus performance targets. The Committee is also responsible for making recommendations to the Board for compensation of Board members.

The Committee is focused on sustainable and improving operational and financial results, which we believe translates to long-term shareholder value. Therefore, we design and oversee our executive compensation programs to promote attainment of our annual and longer-term business goals, while appropriately balancing potential rewards for superior performance with minimizing risks to our shareholders.  The Committee seeks to compensate our executives in a fair, reasonable and competitive manner, and be consistent with the underlying principles that frame our compensation philosophy described throughout this EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS section.

Our Compensation Philosophy is Grounded in our Values, Vision, and Mission

Nicolet was founded upon five core values (Be Real, Be Responsive, Be Personal, Be Memorable, and Be Entrepreneurial) which are embodied within each of our employees and create a distinct competitive positioning in the markets within which we operate. Our mission is to be the leading community bank within the communities we serve, while our vision is to optimize the long-term return to our customers and communities, employees and shareholders. Collectively, these embed a long-term focus in our leadership and business model.

This long-term focused compensation positioning may contrast with other banks, which is described in more detail below. Our compensation programs have historically been weighted heavily toward long-term option-based equity rewards whose value results from shareholder value creation, rather than those which tie a preponderance of rewards to a few short-term metrics, creating a short-term mentality that may not serve the long-term interests of the Company. As such, awarding our executives with periodic large grants of stock options ties them to our value of “Be Entrepreneurial,” as our executives only realize value from these episodic option grants in the event the stock price appreciates. This aligns our executives' personal compensation goals and levels with the increase in value the shareholders realize over time. As the Company has matured, the long-term incentive compensation mix evolved to include restricted stock grants (beginning in 2012) and Company Contributions under the NQDC plan (beginning in 2017) to better align a portion of compensation to shareholder interests as well as retention or succession-related goals.

Our History Underlying Executive Compensation

Since its founding in 2000, Nicolet has believed in aligning employees and their compensation with shareholder interests over the long-term through ownership. Our incentive programs have historically included a larger than conventional ratio of equity-based incentives as a percentage of total compensation, primarily in the form of stock options. The value to the employee of any stock option granted is realized only when success is sustained, and reflected through a rising stock price, which aligns with value creation for our shareholders over the long-term. If the stock price does not increase over the strike price at grant, executives will realize no value from the option awards.

Opportunities for equity as a component of overall compensation for our executive and leadership groups are not granted on an annual or any preset periodic basis, but rather in an episodic fashion as significant progress is made against our strategic plan objectives and goals, and as we elevate these goals to the next threshold of achievement. Such episodic grants are based on multi-year objectives. As the full initial estimated accounting value of the grant is reflected in the Summary Compensation Table only in the year of grant, a larger grant may appear disproportionate in the year of grant while preceding or subsequent years may show no grant or value. In reality, it is the performance of the subsequent years which will determine the real value of the stock option awarded to the recipient. Stock options are typically awarded with a five-year vesting schedule and ten-year redemption window, while restricted stock, when granted episodically, has typically been awarded with five or ten-year vesting. We also grant restricted stock as a portion of the annual variable incentive bonus program for a limited number of executives. Finally, Company Contributions under the NQDC plan have been used (with or without vesting periods and with or in lieu of equity-based awards) to allow the mix of incentive compensation to be meaningful to recipients and to achieve retention or succession-related goals.

The following provides a summary of our historical episodic stock option grants.

Startup and Founding Period (2000 to 2005): As a de novo bank which opened in November 2000, Nicolet could not afford to adequately compensate its founders, Robert Atwell and Michael Daniels, or potential employees in salary and/or cash bonuses for their seasoned talent and the personal risk they would take by leaving stable employment with other banks to create or join a startup company. Therefore, to motivate and incent the founders and early employees, the Board awarded stock options broadly in the formative years (between 2000 and 2004) to hire talent that was required to create and support the significant growth of Nicolet during this period.

Positioning into and out of the Financial Crisis Period (2005 - 2011): The second significant award of stock options came in 2005 when Nicolet’s strategy was refined to shift from startup growth to profitable growth. Nicolet made significant progress on growth and profitability during this period. However, when the financial crisis emerged in 2008, the strategic plan changed to capital preservation and realistic asset quality resolution, so we could emerge from the crisis quickly and as strong as possible. In late 2008, the Board accepted preferred stock issued through a U.S. Treasury program and privately raised additional common equity (primarily from our Board members) to elevate the Company's capital. Between 2008 and 2011, Nicolet still grew its loan portfolio modestly, reaffirming its commitment to the communities we serve, and remained profitable each year, albeit minimally, while dealing proactively with asset quality issues. Executive compensation was severely restricted under the U.S. Treasury program. Our founders received either zero or modest cash and no equity incentive compensation for

2008 through 2011. In 2009, to ensure retention of other key personnel to work through the challenges of the recession, stock option grants were made to a broad group of leaders excluding the founders.

Accelerating Growth (2011 - 2016): Nicolet emerged from the recession in a much stronger and more stable position than most community banks in the country, and Nicolet's strategy was then further refined to capitalize on opportunistic growth. Nicolet used this period to acquire assets through mergers and acquisitions (“M&A”). Assessments of several M&A candidates were conducted in 2011. From 2012 through 2016, Nicolet announced five acquisitions (four banks and one financial advisors transaction) and redeemed all the Company's preferred stock. During this time, the Company grew from $678 million in assets to over $2.3 billion in assets, listed on NASDAQ, and saw significant increases in net income levels (with return on average assets from 0.23% to 0.95%) and share price (up 189% between year-end 2011 and 2016). These M&A successes, coupled with continued improvement in our operational results and market share growth across our expanded footprint, resulted in strong profitable results and the foundation to deliver superior sustainable results. In early 2012 (and again in 2014 through 2016 for progress achieved), significant equity awards were granted to the founders and a broad group of key leaders who were driving (and achieving) this period of growth through M&A. Awarding stock options principally on the front end of the long-term goal was motivational and subsequently more rewarding to the recipients, as they participated in the appreciation of the stock price along with shareholders during this high performance period.

Optimization and Succession (2017 and beyond): In late 2016 (at $2.3 billion in assets), after the successful integration of five acquisitions from 2012 through 2016, the Board reviewed the strategic plan to advance Nicolet’s position into the future. The Board refined its strategic objective to “Be a profitably focused bank doubling in size over 5 years through targeted acquisition growth and smart organic growth across all our revenue lines, while remaining committed to share price return and active supportive capital management.” This review also resulted in heightened focus on succession planning for leadership positions throughout the Company. The Committee met several times to review incentive compensation that would appropriately support our strategic and succession sequencing plans, and which would serve to motivate, retain, and reward leadership to achieve the challenging growth, performance and succession plan targets. As an outcome of those reviews and on the front end of this new strategic period, in May 2017, the Committee granted 0.8 million stock options to a group of nearly 40 leaders (including the founders) to continue to incent leadership actions to drive outstanding forward results and create additional shareholder value over this goal period. In mid-2019 (at $3.1 billion in assets), the Board reviewed progress on the above strategic plan, recognizing that achieving its growth target (to $6 billion in assets) and succession plan over the remaining three years would require accelerating leadership development and completion of more or larger acquisitions. Considering this and the exceptional 2019 financial results, the Committee granted 0.2 million stock options to 13 individuals (including four named executive officers) in November 2019. With the onset of the pandemic in March 2020, Nicolet's strategic plan took a back seat to the need for tactical management. Being present, flexible, adaptable and willing to make timely decisions, contributed to record 2020 earnings in a turbulent, pandemic-based environment, continuing our trend of optimizing performance since 2016. Other than for the two founders who were awarded stock options in January 2020 (prior to any pandemic indications) described under “Long-Term Equity Incentives,” the Compensation Committee concentrated its 2020 long-term awards in Company Contributions under the NQDC plan. See “2020 Executive Compensation Components and Decisions,” for compensation awards made. For 2020 results, see “2020 Summary Financial Results.”

Objectives of the Compensation Program

In designing and implementing the compensation program for our executive officers, we primarily intend to:

•attract, motivate and retain highly-skilled executives in a competitive environment;
•provide appropriate financial incentives for results, which align the financial interests of our executives and shareholders, and inspire and reward behavior that promotes sustainable growth in shareholder value;
•balance base compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and creation of shareholder value; and
•motivate our executives to manage the business to generate positive short-term results while striving toward the achievement of long-term objectives without creating unnecessary or excessive risks to the Company.

The design of our compensation program incorporates compensation components that are widely used by companies within our industry, and are applied in combination to achieve the objectives noted above. Within our peer group companies, the mix of components as a percentage of total executive compensation varies, and our program is more heavily weighted toward appreciation-based equity in the form of stock options to reward our executives when they create significant and sustained performance above industry averages, thereby creating shareholder value. We believe that providing high impact leaders, including our named executive officers, with opportunities to share in the Company’s value creation for its shareholders over a longer period through the use of equity awards is not dilutive, but rather accretive in aligning with our shareholders over the longer term, and in creating a greater shared return for all those who invest in our Company through their patronage, time, effort and/or financial investment.

Pay for Performance Criteria and Process

Paying for performance is the foundation of our incentive compensation philosophy. We believe shareholder value creation, most visible in our stock price trends over time, is driven by sustained business performance in the areas of Growth, Profitability and Soundness, as measured through a number of quantitative and qualitative components. We believe that this approach results in superior long-term value creation compared to an approach that relies on a few selected objective metrics in any single year. The following areas, measured by many supportive metrics, are considered when determining incentive awards; however, annual incentive awards are ultimately discretionary and are not made based solely on a formulaic calculation that weights individual metrics. For additional information see “2020 Summary Financial Results.”

•Growth - Assets, Loans, Deposits, M&A-based growth, Innovation, Relevance to markets
•Profitability - Traditional metrics (such as net income, earnings per share, return on average assets, return on average equity or tangible equity); Revenue growth; Expense management; Share management
•Soundness - Asset quality, Core deposits, Capital, Risk Management

2020. At the start of 2020, the Committee, in light of long-term strategy and the current year budget, set priorities of 50% Growth, 25% Profitability and 25% Soundness (unchanged from 2019). In March, given the onset of the pandemic, the Committee altered the priorities to 20% Growth, 20% Profitability and 60% Soundness, in light of the magnitude and breadth of uncertainty, market disruption, and potential stress in the customer base.

The Committee and the Board of Directors exercise discretion when awarding incentives, by evaluating Company and individual performance in a holistic fashion, taking into account actual results and achievements in the above three areas against our strategic objectives, expectations and improvements over the prior year; overall industry and marketplace conditions; and readiness for continued and future goal attainment in line with our strategic plans.

In addition to the absolute quantitative measurement of financial results in the above three areas, we also evaluate the qualitative nature (the quality and soundness) of our results. This approach serves to mitigate risks that employees might take to achieve a single numerical goal that would threaten the long-term health and viability of the Company.

Clawback. Additionally, the Company’s incentive compensation philosophy clearly specifies that any and all cash bonus payments, retention awards, and/or equity incentive compensation which may be paid to executive officers are subject to recovery or “clawback” by the Company if such payments were based on financial statements or other performance metric criteria which are later found to be materially inaccurate. For additional information on this policy, see “Clawback Policy.”

Perspective: The Compensation Committee has compensation data available from consultants, studies, and peer groups to provide perspective on pay levels and pay mix to executives, as well as the ability to compare Nicolet's financial results to peer groups and others in the industry. This comparative data is generally historical (lagging by an annual period), whereas the decision-making process of the Committee is real-time in awarding current year incentives for current year results (financial and non-financial goals) and in setting next year salary levels. For example, the Committee will see comparative data on 2020 total compensation for executives in mid-2021, well after their decisions have been made for 2020. Therefore, the Committee values the comparative lagged data as well as the most recent Say-on-Pay vote for perspective and context. The Committee does not set any named executive's pay (salary, incentive, total pay or pay mix) using formal target ranges (such as median, above median or a multiple of median) of a comparatively titled executive. The Committee instead sets incentives and pay each year with its discretion, supported mainly by performance achieved toward goals, as well as its comprehensive evaluation of the many factors already discussed and lagged peer data.

Components of our Compensation Program

To achieve the objectives of our compensation program, we use a mix of compensation components evaluated individually and in combination, including the following.

•Base salary - competitive fixed pay commensurate with experience and performance (evaluated in context of the industry and our peer group's base salary for equivalent roles);
•Annual variable incentive bonus - bonus pay represented as a target percentage of salary. For the broader workforce, this represents an annual cash bonus opportunity. For the named executive officers and selected other leaders, the target percentage of salary is split, with a portion in cash and a portion in restricted stock (which vests one-third immediately and one-third on the next two anniversary dates), payable for attainment of goals. We may pay beyond target for overperformance (though in practice we cap this at 150% of target) or below target for underperformance against our various metrics and other achievements;
•Long-term equity incentives - awarded in the form of stock options (see the previous discussion under “Our History Underlying Executive Compensation” for additional detail) and/or restricted stock awards with multi-year vesting periods (stock options are not granted on an annual or any set periodic basis, but rather typically tied to inception of, or progress on, longer-term strategic plans);
•Discretionary company contributions under the NQDC plan - awarded as a long-term compensation component, with or without vesting, as approved by the Compensation Committee, in support of overall compensation mix objectives, and retention or succession goals;
•Severance and change in control benefits;
•Other benefits, such as 401k, and other perquisites offered to some or all of our full-time employees.

The Committee determines the level and percentage mix of compensation components it believes is appropriate for each executive, taking into account specific responsibilities within the Company, and similarly situated executive compensation levels within our peer group companies. We review the talent and expertise necessary to achieve our objectives, and specific expected performance outcomes for the year.

The Committee has a flexible allocation policy for determining the allocation between cash and non-cash compensation for executives in any given year. We utilize target percentages of salary defined for our short-term annual variable incentive program. See Executive Compensation Components and Decisions - “Annual Variable Incentive Bonus” for more detail.

The Committee believes that tying executive rewards to equity in the Company and other long-term compensation motivates and rewards executives to strive for results that create greater shareholder value over longer term periods, and in addition serves to elevate these organizational dynamics:

•promoting growth, soundness, profitability, risk mitigation, and expense control required to accomplish our strategic long-term plans;
•encouraging consistent superior results by providing a meaningful incentive; and
•supporting elevated collaboration, and teamwork among employees.

Role of Management with our Compensation Committee

The Committee solicits and considers the performance evaluations and compensation recommendations submitted for various senior officers by the Company's Chief Executive Officer, Robert Atwell and the Bank’s Chief Executive Officer, Michael Daniels. In the case of Messrs. Atwell and Daniels, the Compensation Committee evaluates performance and determines compensation to recommend to the Board of Directors.

Human Resources and certain other departments work to design, develop and administer our compensation programs. These departments can make recommendations to the Compensation Committee. This may include changes or adjustments to existing compensation programs, and recommendations of financial and other performance targets to be achieved under those programs. These departments also prepare analyses of financial data or other briefing materials for the Committee to ultimately assist in the implementation of decisions reached by the Committee and the Board of Directors.

Use of Independent Compensation Consultant and Peer Group Benchmarking

The Committee has authority to retain outside counsel, experts, compensation consultants and other advisors, as needed.

Since 2018, the Committee has used the services of Blanchard as its independent compensation consulting company. The Committee reviewed the independence of Blanchard and determined that there are no conflicts of interest. Blanchard reports directly to the Committee, and management has not retained its own consultant. Blanchard may periodically attend meetings of the Compensation Committee, physically or by phone, and with or without management present.

Blanchard assists the Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. For 2020 and 2019, the services provided by Blanchard focused on a review of Proxy disclosures and our peer group. In 2018, the Committee engaged Blanchard to provide comprehensive reports of both board compensation and executive total compensation. To assist with executive compensation decisions in 2020, the Committee utilized Blanchard’s current and historical compensation surveys, current peer group data, and Nicolet also participated in and evaluated several compensation surveys with firms other than Blanchard. The Compensation Committee anticipates engaging consulting services in 2021 for a comprehensive review of both director and executive compensation.

The peer group is evaluated annually and is comprised of banks with similar characteristics (size, regional proximity, publicly traded, and similar business model). With the assistance of Blanchard, the Committee determined the 2019 peer group was still appropriate without change for 2020. Thus, the peer group for 2020 included these eighteen entities:

Lakeland Financial Corporation	German American Bancorp, Inc.
Great Southern Bancorp, Inc.	First Financial Corporation
Community Trust Bancorp, Inc.	First Mid-Illinois Bancshares, Inc.
QCR Holdings, Inc.	Independent Bank Corporation
Horizon Bancorp, Inc.	Old Second Bancorp, Inc.
Peoples Bancorp Inc.	Farmers National Banc Corp.
Mercantile Bank Corporation	West Bancorporation, Inc.
Stock Yards Bancorp, Inc.	Bridgewater Bancshares, Inc.
MidWestOne Financial Group, Inc.	Alerus Financial Corporation

2020 Summary Financial Results

2020 earnings were record-breaking despite the very unusual year. We entered 2020 with a strategic plan that turned quickly into tactical change management, focusing on how to best serve and be present for our customers during a pandemic. Executing on our core business during a very unsettling but busy period required flexibility, adaptability, being fully back on-site in June, and operating safely to help our customers move forward. For commercial customers, we guided many through the Paycheck Protection Program (“PPP”) and we provided $1.25 million as grants to expedite funds to smaller businesses who would have otherwise waited for small PPP loans. For our retail customers, their mortgages were the biggest banking action they could control (through a refinanced rate or new purchase to accommodate changing needs), so we adapted resources and automated workflows to originate over $1 billion in mortgages under atypical conditions. Since the start of the pandemic, we also provided loan payment modifications on nearly 1,000 loans, with only a small percentage of those remaining in modified terms at year end 2020. For wealth clients, our advisors were proactive and communicative during volatile market conditions. Tough decisions were made to be responsible in the short term (incurring costs for on-site bonuses, COVID testing, protective supplies, service charge waivers, and a liquidity build for defensive purposes) and for the long term (with upfront costs related to eight branch closures, automation and other efficiencies), as well as providing larger provisions for potential loan losses in a period of uncertainty and limited forward visibility. Pricing discipline supported net interest income following the significant, unexpected decline in the rate environment of 150 bps in March 2020. Our final results met or exceeded 2020 expectations.

$ in thousands, except per share data	2020 Results	2019 Results	2018 Results	2017 Results
GROWTH:
Average loans	$2,787,587	$2,257,033	$2,127,470	$1,899,225
Average core deposits	$3,150,259	$2,523,112	$2,417,573	$2,109,174
Net interest income	$129,338	$116,078	$106,648	$98,742
M&A transactions *	Advantage	Choice	None	First Menasha
PROFITABILITY:
Net income	$60,122	$54,641	$41,036	$33,150
Diluted earnings per common share	$5.70	$5.52	$4.12	$3.33
Return on average assets	1.41%	1.75%	1.38%	1.25%
Return on average common equity	11.40%	12.89%	11.04%	9.96%
Return on average tangible common equity	16.76%	18.53%	16.73%	15.24%
SOUNDNESS:
Allowance for credit losses-loans to loans	1.15%	0.54%	0.61%	0.61%
Nonperforming assets to total assets	0.29%	0.42%	0.19%	0.49%
Net charge-offs to average loans	0.05%	0.02%	0.05%	0.08%
Tangible common equity / Tangible assets	8.31%	10.27%	8.83%	8.41%
* M&A transactions included the acquisitions of: Advantage Community Bancshares, Inc. in 2020 with total assets of $172 million; Choice Bancorp, Inc. in 2019 with total assets of $457 million, and First Menasha Bancshares, Inc. in 2017 with total assets of $480 million.

The culmination of these actions and teamwork produced net income of $60.1 million (10% higher than 2019), mainly on increased net interest income (up 11%), record net mortgage income (at $30 million versus $12 million in 2019) and strong wealth revenues (up 13%), which more than covered a $10 million negative swing in net asset gains/losses (at $2 million net losses for 2020 versus $8 million net gains for 2019), an elevated credit provision (at $10 million versus $1 million in 2019) and a $4 million or 4% increase in overall expenses (with costs for pandemic-related actions and branch closure decisions partly offset by diligent expense management and efficiency efforts). Diluted earnings per share were $5.70 for 2020 (3% higher than 2019), benefiting from stronger net income, while covering a 6% increase in average diluted shares (mainly from timing of the 1.2 million shares issued in the November 2019 acquisition, net of 0.6 million shares repurchased during 2020). For 2020, returns were strong, with return on average assets of 1.41% (impacted by very elevated cash assets), return on average equity of 11.40%, return on average tangible common equity of 16.76% and efficiency ratio of 51.72%.

December 31, 2020 assets were $4.6 billion (27% over year end 2019), including over $800 million in cash, which represented 18% of total assets compared to 5% at year-end 2019. Deposits were $3.9 billion, up 32% over year end 2019. Total loans were $2.8 billion, up 8% over prior year end. The complexion of our balance sheet mirrored changes in customer needs, with growing liquidity from rising core deposits, and PPP loans replacing draws on conventional lines of credit. Asset quality remained sound (with year end nonperforming assets to assets of 0.29% for 2020 versus 0.42% for 2019), as the borrowing base largely remained resilient, profitable and liquid in the uncertain times. The allowance for credit losses-loans grew to $32 million (1.15% of loans, or 1.24% of loans excluding PPP loans), compared to $14 million or 0.54% of loans at December 31, 2019. The large increase in the allowance resulted from the $10 million provision exceeding only $1 million of net charge-offs, plus $9 million added upon adoption of the current expected credit losses model. During 2020, we executed on our acquisition strategy. The all-cash acquisition of Advantage Community Bancshares, Inc., a $0.2 billion bank (at approximately 4% of pre-merger assets) was completed in August 2020. While we announced an agreement to acquire a $0.7 billion bank in February 2020 prior to the widespread onset of the pandemic, we exercised discipline, mutually terminating the deal in May 2020, (given pricing in the significantly depressed market), to enable both banks to focus more on addressing the impacts of the pandemic on their business and customers instead of using resources to plan for a transaction that was unlikely to close.

2020 Executive Compensation Components and Decisions

Base Salary

When the Committee considers executive base salaries on an annual basis, it considers each executive’s role and level of responsibility, along with base salary levels of similarly situated executives employed by peers or in the industry. An individual’s base salary may vary relative to the market data available, as the Committee also incorporates other factors such as performance, experience level, business challenges unique to a particular year, and other considerations into the final salary decisions that are made. For 2020, the Committee increased the base salaries over 2019 by 4.9% for Messrs. Atwell and Daniels (to $535,000 each), and salaries were increased 8.6% for Ms. Lawson, 14.0% for Mr. Witczak, and 13.2% for Mr. Hutjens over 2019 (to $315,000, $325,000, and $300,000, respectively). The merit increases were reasonable to the Committee based on each executive's contribution to 2019's superior results, development, and additional responsibilities exhibited toward succession plans, as well as upcoming objectives for 2020. In March 2020, given the onset of the pandemic, management recommended a 10% reduction to bi-weekly pay for the 12-person senior management team (including each of the named executive officers), which remained in place for approximately one quarter, reducing the final 2020 salary increases over 2019 to 2.2%, 2.2%, 5.9%, 11.1%, and 10.3%, respectively, for Mr. Atwell, Mr. Daniels, Ms. Lawson, Mr. Witczak, and Mr. Hutjens, as shown in the Summary Compensation Table. The salary level pay reductions that began in March 2020 were limited to the senior management team and did not extend to others in the Company.

Annual Variable Incentive Bonus

The Board of Directors approved the 2020 performance objectives at the beginning of the year, and the Compensation Committee confirmed that for 2020 the annual incentive bonus targets, expressed as a percentage of salary, for the named executive officers would be 75% (i.e., 50% cash and 25% equity) for Messrs. Atwell and Daniels (unchanged from the prior several years) and 50% (i.e., 35% cash and 15% equity) for Ms. Lawson and Messrs. Witczak and Hutjens, compared to 40% (30% cash and 10% equity) last year for each. The Committee judged the targets to be appropriate considering each executive’s experience level, duties and responsibilities, with the increases noted above due to added responsibilities, overall compensation objectives, and to remain competitive with peer compensation practices.

Based on the exceptional results for 2020 (see “2020 Summary Financial Results”), each individual’s performance assessment, and perspective of the total compensation package for each executive, the Committee awarded a 130% multiple of target incentive (cash and equity) for each named executive officer, applied to the original 2020 salary base (ignoring the pandemic-based adjustment), and utilized Company Contributions under the NQDC plan (see below).  The Committee further approved that the pandemic-based salary adjustment be added back through the cash incentive component for the senior management team members, with Mr. Daniels and Ms. Lawson electing their adjustment be awarded instead through the NQDC plan. The Committee determined that the assigned multiple of target incentive bonus plus the Company Contributions under the NQDC plan were warranted mainly due to a) the significant achievements in 2020 (as discussed previously and delivered as part of the Optimization trend over 2017-2020), b) the successful leadership and adaptability exhibited in a pandemic-based environment, c) the quality of earnings in light of atypical conditions, d) responsible decision-making to forego even higher short-term profits to address current issues and benefit future periods, and e) the progress toward long-term strategies. The restricted stock values reflected in the Summary Compensation Table are the equity portion of the annual variable incentive bonus at the 130% multiple, except for Ms. Lawson whose restricted stock value was awarded instead through the NQDC plan. For perspective, a 150% multiple of target incentive is a self-imposed cap on the annual variable incentive bonus practiced by the Committee.

Long-Term Equity Incentives

In January 2020, prior to any pandemic indications, Messrs. Atwell and Daniels were each awarded 13,500 stock options, with $71.57 strike price and 5-year ratable vesting. The award followed the continued discussion of excellent 2019 results, and more particularly was to reward and further incent Messrs. Atwell and Daniels for their very proactive efforts in cultivating acquisition activity for the near- and long-term growth objectives. No further equity incentives were used in 2020 outside of the restricted stock that is a component of the annual variable incentive bonus noted above, given the large option awards made in 2017 and the smaller supplemental awards made in 2019. See the previous discussion under “Our History Underlying Executive Compensation - Optimization and Succession (2017 and beyond)” for additional details.

Nonqualified Deferred Compensation

Company Contributions under the NQDC plan have been made annually since 2017 to various eligible officers, and to the founders since 2019. For 2020, the Committee approved Company Contributions to the NQDC plan to 13 individuals, totaling $1.4 million, which included $375,000 each to Messrs. Atwell and Daniels, $175,000 to Ms. Lawson and $75,000 each to Messrs. Witczak and Hutjens, all with immediate vesting. The Committee approved these awards as reasonable in light of the exceptional 2020 results, a 130% multiple applied to the annual variable incentive bonus (less than the self-imposed cap), and the strong individual contributions to succession plan progress. The Committee was intentional about the mix of the total incentives used in 2020 for each executive. As noted above under “Annual Variable Incentive Bonus,” the Committee approved that the Company Contribution be increased for Mr. Daniels by the add back of his pandemic-based salary adjustment and for Ms. Lawson by the add back of her pandemic-based salary adjustment and restricted stock award value, to support the form of compensation requested by the executives as more meaningful to them. The Company Contributions under the NQDC plan provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Perquisites and Other Benefits

We limit the perquisites provided to our named executive officers. We believe that providing excessive perquisites to executive officers is inappropriate and could negatively impact the positive culture we have created over the Company's history. The named executive officers participate in Nicolet’s broad-based employee benefit plans, such as the 401(k) Plan, the Employee Stock Purchase Plan, and medical, dental, disability and life insurance coverage programs, under the same terms as other eligible employees. The Committee approved discretionary profit sharing contributions to the 401k Plan of $0.5 million in 2020, and $1.05 million in 2019, and the named executive officers, among others, were excluded from these contributions. A few perquisites, such as country club memberships, supplemental health coverage, and company automobiles or auto allowances are provided to a few select employees, which may include some of the named executive officers as well as other selected officers. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits), or similar benefits for our executive officers or other employees. The benefits and perquisites provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Stock and Benefit Plan Summaries

The Company’s stock-based compensation plans are described below. The Committee oversees the plans and grants equity awards in accordance with the plan documents to certain officers, employees and directors of the Company.

2002 Stock Incentive Plan. The Company’s 2002 Stock Incentive Plan, as subsequently amended with shareholder approval, reserved a total of 1,175,000 shares of the Company’s common stock for potential stock options.  This plan became fully utilized during 2012, and no further awards may be granted under this plan. Under this plan at December 31, 2020, approximately 74,000 option grants were outstanding, of which 70,000 were exercisable.

Acquired Equity Incentive Plan. In 2016, Nicolet assumed sponsorship of an equity incentive plan of an acquired company to allow for that company’s already granted awards that became exercisable upon acquisition to be honored. No further awards may be granted under this plan, and at December 31, 2020, approximately 11,000 option grants remain outstanding and exercisable.

2011 Long-Term Incentive Plan (“2011 LTIP”). The Company’s 2011 LTIP, as subsequently amended with shareholder approval, has reserved 3,000,000 shares of the Company’s common stock for potential stock-based awards. This plan provides for certain stock-based awards such as, but not limited to, stock options, stock appreciation rights and restricted common stock, as well as cash performance awards. Under this plan at December 31, 2020, approximately 1.4 million option grants were outstanding, of which 0.7 million were exercisable and approximately 19,000 restricted shares remain unvested. As of December 31, 2020, approximately 1.3 million shares were available for grant under the 2011 LTIP.

Nonqualified Deferred Compensation Plan. The Company sponsors a deferred compensation plan for certain key management employees. Under this plan, eligible employees designated by the Board of Directors through the actions of the Compensation Committee may elect to defer compensation (up to 75% of base salary and up to 100% of an annual cash bonus) and the Company may make discretionary contributions on behalf of one or more eligible plan participants (“Company Contributions”). Such Company Contributions are made to the plan on behalf of an eligible employee's retirement account and have been used (beginning in 2017) to improve the mix of long-term compensation, providing a valued alternative or complement to equity incentives, and further incenting longevity or retention of key individuals. Upon retirement, termination of employment or at their election under a defined fixed period, the employee shall become entitled to receive the deferred amounts plus earnings thereon. Contributions under the deferred compensation plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table. Also see the table, Nonqualified Deferred Compensation 2020. The nonqualified deferred compensation plan agreements are “unfunded” general contractual obligations of Nicolet and are subject to the claims of our creditors. If Nicolet were to become insolvent, the participants would be unsecured general creditors of Nicolet. The Committee believes this form of at-risk compensation helps align the interests of plan participants with the long-term interests of Nicolet, its debt holders, and its stockholders.

In addition to the compensation plans discussed above, the Company has a number of broad-based employee benefit plans as further described below. The Committee oversees these plans.

Nicolet 401(k) Plan. Nicolet sponsors a tax-qualified 401(k) savings plan under which eligible employees may choose to save up to 100% of salary compensation on either a pre-tax or after-tax basis, subject to certain IRS limits. Under the plan, the Company matches 100% of participating employee contributions up to 6% of the participant’s eligible compensation. The Company contribution vests over five years. The Company can make additional annual discretionary profit sharing contributions, as determined by the Board of Directors. The Committee approved discretionary profit sharing contributions of $0.5 million in 2020, and $1.05 million in 2019, and the named executive officers, among others, were excluded from these contributions. There was no discretionary profit sharing contribution made during 2018. Contributions under the 401(k) Plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Purchase Plan. The Company sponsors an employee stock purchase plan under which eligible employees may purchase Nicolet common stock at a 10% discount, utilizing payroll deductions that range from a minimum of $20 to a maximum of $400 per payroll, during offering periods (currently quarterly).

Tax Considerations

The accounting and tax treatment of particular forms of compensation do not materially affect our Compensation Committee decisions. However, we are aware of these considerations.

Generally, Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for public corporations with respect to remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For 2020, an estimated $1.5 million of compensation collectively paid to Messrs. Atwell and Daniels was not deductible due to the tax limitations on compensation in Section 162(m).

In designing our executive compensation programs and determining the compensation of our executive officers, the Compensation Committee considers a variety of factors, including the potential impact of Section 162(m); however, the Committee will not limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights or awards. Further, interpretations and changes in tax law and other factors beyond the Compensation Committee’s control may also affect the deductibility of compensation.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee believes that our shareholder’s interests are best served if its discretion and flexibility in awarding compensation is not restricted, even when some compensation awards may result in a nondeductible compensation expense.

Stock Ownership Guidelines and Holding Requirements for Executive Officers

While we do not set strict targets for ownership of our stock, we strongly encourage ownership of the Company’s stock to all employees and expect our named executive officers to set positive examples. Equity awards, when granted episodically in the form of restricted stock grants or stock option awards, carry a vesting period requiring the executive’s continued employment to fully realize value from such awards, and most typically carry a 5-year vesting schedule.

Clawback Policy

We have a clawback policy applicable to selected officers, which include, among others, all our named executive officers. Pursuant to this policy, the Committee shall in all appropriate circumstances, require reimbursement of any bonus payment (that is, any and all cash bonus payments, retention awards and/or equity incentive compensation) to a selected officer where the payment awarded was based on financial statements or other performance metrics which are later found to be materially inaccurate. We feel this clawback policy is appropriate and assists with risk mitigation throughout our Company.

Short Sale and Hedging Policy

Pursuant to our insider trading policy, Nicolet considers it improper and inappropriate for its directors, officers, employees, and consultants to engage in short-term or speculative transactions in Nicolet’s securities or in other transactions in Nicolet’s securities that may lead to inadvertent violations of insider trading laws. Hence, no director, officer, employee, or consultant is permitted to sell any securities of Nicolet that are not owned by such person at the time of the sale, including forward sale on purchase contracts, equity swap, collars or exchange funds, or engage in hedging transactions involving securities of Nicolet. Directors, executive officers, and specific employees are also subject to blackout periods during which they may not buy or sell shares of Nicolet common stock.

Nicolet Compensation of Named Executive Officers

The following table sets forth all compensation paid for each of the last three fiscal years ended December 31, 2020, to our chief executive officer, chief financial officer, and the next three most highly compensated executive officers serving at the end of 2020, collectively our “Named Executive Officers” or “NEOs”.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [2]	All Other Compensation [3]	Total
Robert B. Atwell
Chairman, President, and Chief Executive Officer, Nicolet Bankshares, Inc. and Chairman of Nicolet National Bank	2020	$521,419	$361,125	$173,842	$292,889	$433,597	$1,782,872
(Principal Executive Officer)	2019	$510,000	$382,500	$191,196	$1,159,243	$555,205	$2,798,144
	2018	$495,000	$371,250	$185,637	$—	$48,422	$1,100,309
Michael E. Daniels
Executive Vice President and Secretary of Nicolet Bankshares, Inc. and President and Chief Executive Officer, Nicolet National Bank	2020	$521,419	$347,750	$173,842	$292,889	$458,921	$1,794,821
	2019	$510,000	$382,500	$191,196	$1,159,243	$561,230	$2,804,169
	2018	$495,000	$371,250	$185,637	$—	$57,290	$1,109,177
Ann K. Lawson
Chief Financial Officer, Nicolet Bankshares, Inc. and Nicolet National Bank	2020	$307,004	$143,325	$—	$—	$276,628	$726,957
(Principal Financial Officer)	2019	$290,000	$130,500	$43,569	$—	$231,074	$695,143
	2018	$275,000	$123,750	$41,269	$—	$79,922	$519,941
Eric J. Witczak
Executive Vice President, Nicolet National Bank	2020	$316,750	$156,000	$63,269	$—	$131,309	$667,328
	2019	$285,000	$128,250	$42,723	$536,686	$149,474	$1,142,133
	2018	$270,000	$121,500	$40,514	$—	$96,261	$528,275
Brad V. Hutjens
Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager, Nicolet National Bank	2020	$292,385	$144,000	$58,539	$—	$113,837	$608,761
	2019	$265,000	$119,250	$39,762	$536,686	$130,822	$1,091,520
	2018	$250,000	$112,500	$37,490	$—	$66,878	$466,868

1	All bonuses are reported in the year earned. For Mr. Atwell, Mr. Witczak, and Mr. Hutjens, the bonus amounts also include the temporary pandemic-based salary adjustment reimbursement in the amounts of $13,175, $8,125, and $7,500, respectively.
2	Reflects the fair value of restricted stock and stock options on the date of grant, calculated in each case in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 10 of the Notes to Consolidated Financial Statements in the Company’s annual report on Form 10-K. For 2020, Ms. Lawson elected to receive the restricted stock award value as a Company Contribution under the NQDC plan.
3	All Other Compensation as reported in this column includes: 401(k) company match contributions, discretionary company amounts contributed to employee retirement subaccounts, supplemental employer health benefit, auto allowances, club memberships, and other perquisites and personal benefits each less than $10,000 individually (life insurance premiums, supplemental insurance coverage, and group term life insurance). The discretionary Company Contributions under the NQDC plan in 2020 and 2019 vested immediately, while the amounts contributed in 2018 are subject to a 4-year ratable vesting schedule for Ms. Lawson and a 5-year ratable vesting schedule for Messrs. Witczak and Hutjens. The amounts of All Other Compensation for 2020 are detailed in the table below. Employee directors do not receive any additional compensation for services as a director.

Name	401(k) Company Match Contribution	Discretionary Company Contributions *	Supplemental Employer Health Benefit	Auto Allowance	Club Memberships	Other Perquisites Less Than $10,000 Individually	Total All Other Compensation
Robert B. Atwell	$17,100	$375,000	$19,260	$11,475	$—	$10,762	$433,597

Michael E. Daniels	$17,100	$388,375	$19,572	$8,517	$17,129	$8,228	$458,921

Ann K. Lawson	$17,100	$244,300	$13,248	$—	$—	$1,980	$276,628

Eric J. Witczak	$17,100	$75,000	$19,260	$4,908	$14,055	$986	$131,309

Brad V. Hutjens	$17,100	$75,000	$13,920	$—	$7,439	$378	$113,837
* For Mr. Daniels and Ms. Lawson, values include the temporary pandemic-based salary adjustment reimbursement, in the amount of $13,375 and $7,875, respectively.

The following table sets forth grants of plan-based awards to the NEOs during the year ended December 31, 2020.

Grants of Plan-Based Awards

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#) [1]	All other option awards: Number of securities underlying options (#) [2]	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards [3]
Robert B. Atwell	1/21/2020	—	—		13,500	$71.57	$292,889
	11/12/2020	—	—	2,646			$173,842

Michael E. Daniels	1/21/2020	—	—		13,500	$71.57	$292,889
	11/12/2020	—	—	2,646			$173,842

Ann K. Lawson	—	—	—	—	—	—	$—

Eric J. Witczak	11/12/2020	—	—	963			$63,269

Brad V. Hutjens	11/12/2020	—	—	891			$58,539

1 Represents a restricted stock grant made on November 12, 2020 at the closing stock price of $65.70, of which one-third vested immediately and one-third vests on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2020.
2 Represents a nonqualified stock option grant made on January 21, 2020, which will vest in 5 equal increments on the anniversaries of the initial grant.
3 Reflects the fair value of restricted stock and nonqualified stock options on the date of grant, calculated in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 10 of the Notes to Consolidated Financial Statements in the Company's annual report on Form 10-K.

The following table sets forth the equity awards outstanding for each NEO as of December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End Table

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of restricted stock that have not vested ($) [11]
Robert B. Atwell	135,000	90,000	2	$48.85	5/16/2027
	40,500	27,000	3	$56.43	11/1/2027
	10,800	43,200	6	$70.50	11/18/2029
	—	13,500	7	$71.57	1/21/2030
						1,764	10	$117,041
						904	9	$59,980
Michael E. Daniels	135,000	90,000	2	$48.85	5/16/2027
	40,500	27,000	3	$56.43	11/1/2027
	10,800	43,200	6	$70.50	11/18/2029
	—	13,500	7	$71.57	1/21/2030
						1,764	10	$117,041
						904	9	$59,980
Ann K. Lawson	2,225	500	4	$16.50	4/10/2022
	2,800	2,000	5	$37.18	9/20/2026
	32,400	21,600	2	$48.85	5/16/2027
						330	8	$21,896
						206	9	$13,668
Eric J. Witczak	750	750	4	$16.50	4/10/2022
	15,000	—	1	$23.80	10/28/2024
	12,000	3,000	5	$37.18	9/20/2026
	32,400	21,600	2	$48.85	5/16/2027
	5,000	20,000	6	$70.50	11/18/2029
						642	10	$42,597
						500	8	$33,175
						202	9	$13,403
Brad V. Hutjens	3,000	500	4	$16.50	4/10/2022
	7,500	—	1	$23.80	10/28/2024
	8,000	2,000	5	$37.18	9/20/2026
	32,400	21,600	2	$48.85	5/16/2027
	5,000	20,000	6	$70.50	11/18/2029
						594	10	$39,412
						300	8	$19,905
						188	9	$12,474

1	Stock options granted on October 28, 2014 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
2	Stock options granted on May 16, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
3	Stock options granted on November 1, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
4	Stock options granted on April 10, 2012 and vesting in 10 equal increments on the grant date and the next nine anniversaries of the initial grant.
5	Stock options granted on September 20, 2016 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
6	Stock options granted on November 18, 2019 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
7	Stock options granted on January 21, 2020 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
8	Represents the unvested remainder of a restricted stock grant made on April 10, 2012, which vests in 10 equal increments over a 10-year period on the anniversaries of the initial grant.
9	Represents the unvested remainder of a restricted stock grant made on November 18, 2019, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2019.
10	Represents the unvested remainder of a restricted stock grant made on November 12, 2020, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2020.
11	Utilizes a $66.35 per share market value of the Company’s common stock at December 31, 2020.

The following table sets forth information relating to the exercise of stock options and vesting of restricted stock during the year ended December 31, 2020 by each NEO.

Option Exercises and Stock Vested 2020

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert B. Atwell	13,500	$614,925	3,014	$205,683
Michael E. Daniels	13,500	$614,925	3,014	$205,683
Ann K. Lawson	3,410	$116,372	644	$42,369
Eric J. Witczak	6,000	$228,480	1,041	$67,567
Brad V. Hutjens	1,500	$84,960	883	$58,067

The following table sets forth information regarding each NEO's account balance at December 31, 2020 under the Company's Nonqualified Deferred Compensation Plan, including contributions and earnings credited to such account.

Nonqualified Deferred Compensation 2020

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) [1]	Aggregate earnings (loss) in last fiscal year ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last fiscal year end ($) [2]
Robert B. Atwell	$—	$375,000	$50,582	$—	$943,327
Michael E. Daniels	$—	$388,375	$88,954	$—	$1,020,156
Ann K. Lawson	$96,751	$244,300	$96,848	$—	$992,854
Eric J. Witczak	$—	$75,000	$50,762	$—	$421,988
Brad V. Hutjens	$—	$75,000	$44,161	$—	$426,527

1	These amounts reflect contributions made by Nicolet to the NEOs retirement subaccount in November 2020. All 2020 contributions vested immediately and were made at the discretion of the Company under the 2002 Deferred Compensation Plan, as amended. These amounts are reported in the "All Other Compensation" column for each executive officer in the Summary Compensation Table.
2	Includes unvested registrant contributions.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.  Each of these agreements provides for certain severance and change in control benefits. The material terms of the employment agreements are summarized below.

Employment Agreements for Messrs. Atwell and Daniels
•The employment agreements provide for an initial 3-year term, to be renewed automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Messrs. Atwell and Daniels each receive a base salary, which shall be reviewed annually by the Board.
•Both executives are eligible to receive incentive cash or cash equivalent compensation annually as well as discretionary equity incentive awards based on performance measures established by the Board. The incentive compensation is subject to clawback under certain circumstances.
•The employment agreements provide for term life insurance with a death benefit of $1.5 million for each payable to the executive’s designated beneficiary(ies).
•Fringe benefits available to each executive include a company car with associated expenses paid by the Company, country club annual dues, reimbursement for reasonable and necessary business expenses, and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by the Company without Cause or if the executive resigns for Good Reason. If either termination event occurs within 6 months following a Change of Control, the executive shall receive severance equal to 2 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage. All severance is conditioned upon the executive signing and not revoking a general release of claims.

•The employment agreements include covenants that restrict the executives, for a period of 24 months following their termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.

Employment Agreements for Ms. Lawson, and Messrs. Witczak and Hutjens
•The employment agreements provide for an initial 3-year term, to be renewed automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Each executive shall receive a base salary, which shall be reviewed annually.
•Each executive is eligible to receive annual bonus compensation (with a defined target percentage of base salary), as well as equity incentive awards at the discretion of the Board.  The incentive compensation is subject to clawback under certain circumstances, per the terms of a separate agreement.
•Each executive is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by the Company without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 6 months following a Change of Control, the executive shall receive severance equal to 1.5 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage.
•The employment agreements include covenants that restrict the executives, for a period of 12 months following their termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.

Potential Payments Upon Termination or Change of Control

The following table shows the estimated value as of December 31, 2020 of potential payments to the NEOs upon termination or Change of Control events.

Name	Robert B. Atwell	Michael E. Daniels	Ann K. Lawson	Eric J. Witczak	Brad V. Hutjens
Involuntary Termination by Company or Resignation for Good Reason:
Base Salary	$521,419	$521,419	$307,004	$316,750	$292,385
Health Continuation Coverage	24,900	24,700	17,000	24,800	16,200
Total	$546,319	$546,119	$324,004	$341,550	$308,585
Involuntary Termination by Company or Resignation for Good Reason within 6 Months of Change of Control:
Base Salary	$1,042,838	$1,042,838	$460,506	$475,125	$438,578
Target Annual Variance Incentive Bonus	782,128	782,128	230,253	237,563	219,290
Health Continuation Coverage	24,900	24,700	17,000	24,800	16,200
Value of Unvested Restricted Stock [1]	177,022	177,022	35,564	89,174	71,791
Value of Unvested Stock Options [2]	1,842,840	1,842,840	461,265	502,898	461,265
Total	$3,869,728	$3,869,528	$1,204,588	$1,329,560	$1,207,124

1	The value of the unvested restricted stock is based upon the closing stock price of $66.35 as of December 31, 2020.
2	The value of the unvested stock options is based upon the closing stock price of $66.35 as of December 31, 2020, less the option exercise price for all options in the money.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and 402(u) of Regulation S-K, we are providing the following information on the relationship of the annual total compensation of Robert B. Atwell, our Chief Executive Officer, to that annual total compensation of our median compensated employee. The pay ratio is a reasonable estimate calculated in a manner consistent with rules promulgated by the SEC.

Determining our Median Employee Pay: As of December 31, 2020, we employed 573 employees. The SEC rules require that we identify our median employee by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total cash compensation of our employees. Specifically, we identified the median employee by aggregating gross compensation paid in 2020 and ranking all employees according to this measure, from lowest to highest.

Calculating the Pay Ratio: As required by SEC rules, we then calculated our median employee’s total annual compensation in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K (which is the calculation method for reporting CEO compensation in the Summary Compensation Table).

The compensation of our median employee for 2020 was calculated to be $47,884. Our CEO’s compensation, as reported in the Summary Compensation Table, was $1,782,872. Therefore, our CEO to median employee ratio for 2020 was approximately 37:1. This is the third year of reporting this ratio. The simple average of the reported ratios for this year plus the prior two years is a 44:1 ratio. This information is provided solely for compliance purposes. The Compensation Committee does not consider this ratio when evaluating compensation arrangements.

Environmental, Social and Governance Matters

Nicolet was founded upon five core values (Be Real, Be Responsive, Be Personal, Be Memorable, and Be Entrepreneurial) which are embodied within each of our employees and create a distinct competitive positioning in the markets within which we operate. Our mission is to be the leading community bank within the communities we serve, while our vision is to optimize the long-term return to our customers and communities, employees and shareholders (the “3 Circles”).

We are able to support the communities we serve through our employees’ dedication to giving back and ties to the local communities. In order to develop a workforce that aligns with our corporate values, we regularly sponsor local community events so that our employees can better integrate themselves in our communities. We believe that our employees’ well-being and personal and professional development is fostered by our outreach to the communities we serve. Our employees’ desire for active community involvement is supported and encouraged – including promoting causes of interest to employees, flexible schedules to support volunteerism, and giving of money to charities, community events or community organizations also served by employee volunteers. This includes Nicolet National Foundation, Inc., a public charity formed near our opening as a way for employees to give back, with 100% of the monies given by employees going directly back into our communities based on recommendations from our employees, and a 100% match of employee giving by the Bank to further support our community giving over time. This commitment of our workforce to serve our communities aligns with our core values and embodies what we believe is the true meaning of “community banking.”

Nicolet believes that diversity is directly linked to organizational performance and is committed to diversity and inclusion, including women, minorities, age, individuals with disabilities, culture, and life experiences, among others. In support of this, all employees complete annual diversity and other required training, and we expect our employees to be active in promoting diversity within the Company and communities we serve. We also invest in our employees continued education with internal and external development programs, which supports our philosophy of promoting from within.

Nicolet was built on the fundamentals of Community Reinvestment. Through this we have continued to serve our communities under the Community Reinvestment Act (“CRA”), which evaluates financial institutions in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. The Bank has maintained an “outstanding” CRA rating.
Conclusion

Through the compensation arrangements outlined above, a significant portion of each of our named executives officers’ compensation is contingent upon the Company’s overall sustained performance.

Therefore, the realization of potential financial benefit by each executive is closely linked to our Company performance and increases in shareholder value over time. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the episodic assignment of multi-year potential rewards tied to our longer term strategic plans may result in highly variable compensation within any particular time period.

The Compensation Committee gives careful consideration to our executive compensation programs, including each element of compensation to each executive. The Compensation Committee believes that the Nicolet compensation program is fair and reasonable in context of the Company’s peer group and our performance compared to the prior year, internal expectations, and peers. Further, the Committee also believes that the compensation program gives each executive appropriate incentive, based upon the executive’s responsibilities, achievements, and ability to contribute to our continued progress and prosperity.

Finally, the Compensation Committee believes that our compensation structure and practices encourage management to work for real innovation, business and operational improvements, and outstanding shareholder value creation over the longer term, without taking unnecessary, undue or excessive risks.

Compensation Committee Report

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based upon such review and discussion, the Compensation Committee recommended to Nicolet’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Nicolet’s annual report on Form 10-K for the year ended December 31, 2020 as required by Item 402(b) of Regulation S-K.

By the Compensation Committee of the Board of Directors of Nicolet Bankshares, Inc.

                        John N. Dykema, Chair
                        Susan L. Merkatoris
                        Donald J. Long, Jr.

The foregoing report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Nicolet specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors subject to Section 16 filing obligations, and owners of more than ten percent of its outstanding shares of common stock to file reports concerning the ownership of the Company equity securities with the SEC and the Company. The Company files the required reports on behalf of persons. During the year ended, December 31, 2020, there were two (2) delinquent Form 4 transactions reported: Donald J. Long, Jr. failed to file two reports on a timely basis regarding the sale of shares of common stock.

RELATED PARTY TRANSACTIONS

The Audit & Compliance Committee is responsible for reviewing and approving all related party transactions. In addition, they are responsible for reviewing the procedures used to identify related parties and any transactions with related parties.
The Company’s bank subsidiary has loan transactions in the ordinary course of business with directors and executive officers of the Company, including the companies or firms with which they are affiliated and members of their immediate families. These loans have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2020, the aggregate principal amount of loans outstanding to directors, executive officers, or their related interests was approximately $89 million, which represented 3% of the Company’s period end loan portfolio.

Under SEC regulations, the Company is required to disclose any transaction occurring in the last fiscal year, or any transaction that is currently proposed, in which the Company was or is a participant, the amount involved exceeds $120,000, and any related person of the Company had or will have a direct or indirect material interest.

Nicolet has an active Board of Director approved common stock repurchase program that allows for the repurchase of common stock in the open market, through block transactions, or in private transactions. During 2020, Nicolet repurchased common stock in private transactions from two executives under this repurchase program, 5,851 shares for $0.4 million (or an average cost per share of $71.45) from Robert B. Atwell and 5,852 shares for $0.4 million (or an average cost per share of $71.45) from Michael E. Daniels. These private transactions were made in conjunction with large stock option exercises by the executives.

In 2004, the Company partnered with a real estate development firm, to form Nicolet Joint Ventures, LLC (the “JV”) to develop and own the Company’s headquarters facility. The JV involved a 50% investment by the Company and a 50% investment by the real estate development firm, on standard commercial terms reached through arms-length negotiation. Robert J. Weyers is a director of, and holds an ownership interest in the real estate development firm, and he is also a director of both the Company and Nicolet Bank. Mr. Weyers abstained from discussion or deliberations regarding the transaction in his capacity as a director of the Company and Nicolet Bank. Effective December 31, 2020, the Company, through its wholly owned Bank subsidiary, purchased the 50% ownership interest from the real estate development firm for $8 million, to improve efficiencies in process and organizational structure, and to reflect that the Bank had expanded to occupy the majority of the building. Thus, at December 31, 2020, the Bank was the sole owner and managing member of the JV, with the JV operating as a wholly owned subsidiary of the Bank solely to hold the headquarters facility. Prior to its purchase at the end of the year, during 2020 the Bank paid approximately $1.3 million in rent expense to the JV and benefited by approximately $0.3 million, for its share of the JV’s net income. Management believes that the terms of the JV were no less favorable to the Company or the Bank than would have been achieved in a transaction with an unaffiliated third party.

Scot J. Madson, the father of executive officer team member Patrick J. Madson, and Adam M. Madson, the brother of Patrick J. Madson, are Financial Advisors for the Company. In 2020, Scot Madson received compensation of $565,000 for his employment and Adam Madson received compensation of $320,000 for his employment. Kyle Lawson, son of Chief Financial Officer Ann K. Lawson, is a Finance & Data Analytics Officer for the Company, and received compensation of $123,000 for his employment during 2020.

In October 2013, Nicolet Bank entered into a lease for a branch location in a facility owned by Christopher J. Ghidorzi, director of the Company and the Bank, and paid him total rent expense of $122,000 during 2020. During 2019, Mr. Ghidorzi participated in a competitive bid process for and was awarded the contract as Nicolet Bank’s general contractor for the reconstruction of an existing branch location. Total payments for this branch reconstruction were $1.3 million, including payments of $0.9 million in 2020 and $0.4 million in 2019 as progress was made on this branch reconstruction, of which at least 75% was passed through to various subcontractors. In November 2020, Mr. Ghidorzi was engaged to list one of the Bank's closed branches for sale due to his knowledge of real estate in that market for the standard 6% commission. Mr. Ghidorzi did not participate in the discussion or deliberation with respect to approving the contracts or with respect to the Audit

& Compliance Committee approving the related party transactions. The combined payments for construction, rent and estimated sales commission do not impair Mr. Ghidorzi’s independence under the NASDAQ rules.

The Company did not engage in any other transactions that require disclosure under the SEC regulations.

AUDIT & COMPLIANCE COMMITTEE REPORT

The Audit & Compliance Committee (the “Audit Committee”) reports as follows with respect to the audit of the Company’s 2020 audited consolidated financial statements.

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is currently composed of four directors, each of whom meets the qualifications for independence (including the heightened requirements applicable to audit committee members) and three who meet the qualifications as an audit committee financial expert. See also “INFORMATION ABOUT THE BOARD OF DIRECTORS - Board Committees and Meetings.”

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm, Wipfli LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2020 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by PCAOB Auditing Standards-AS 1301: Communications with Audit Committees. The Audit Committee received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the review and discussions of the Company’s audited consolidated financial statements with management and discussions with the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s 2020 audited consolidated financial statements be included in the Company’s 2020 Annual Report on Form 10-K, which has been filed with the SEC.

            Christopher J. Ghidorzi, Chair
            Donald J. Long, Jr.
            Susan L. Merkatoris
                        Oliver Pierce Smith

February 26, 2021

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Nicolet specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

PROPOSAL 1 - ELECTION OF DIRECTORS

Election of Directors

The Board of Directors has nominated each of the thirteen (13) persons named below to stand for election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a one-year term that will expire at the 2022 Annual Meeting of Shareholders and upon the election and qualification of his or her successor.

Each nominee has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board of Directors may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open pending the nomination of a suitable candidate or candidates, or (3) by resolution provide for a lesser number of directors. All of the nominees listed below will also serve as directors of Nicolet National Bank (“Nicolet Bank”), a wholly owned subsidiary of the Company.

The table below provides additional commentary unique to each nominee that led the Nominating Committee to recommend his/her nomination to the Board. The ages shown are as of December 31, 2020. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Robert B. Atwell (63)	2000	Chairman, President, and Chief Executive Officer of the Company since its formation in 2002 and beginning April 29, 2016, Chairman of Nicolet Bank. From 2000 to April 29, 2016, Chairman and Chief Executive Officer of Nicolet Bank.

We believe the board benefits from Mr. Atwell’s extensive and broad experience in the banking industry for over 35 years (including large and small banks), executive leadership, vision, community and regulatory connections, as well as his vested interest as a founder of Nicolet and his level of ownership.
Rachel Campos-Duffy (49)	2019	Author, communications consultant and media personality specializing in political analysis, culture and parenting.

We believe the board benefits from Ms. Campos-Duffy's knowledge of economics and international affairs, which she applies through her media profile, advocacy for women, Latino and Hispanic affairs, and involvement in political commentary and projects.
Michael E. Daniels (56)	2000	Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, President and Chief Operating Officer of Nicolet Bank; Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000-2007.

We believe the board benefits from Mr. Daniels’ extensive commercial lending, operational and compliance experience, straightforward leadership, and his vested interest as a founder of Nicolet and his level of ownership.
John N. Dykema (57)	2006	Owner, President and Chief Executive Officer of Campbell Wrapper Corporation and Circle Packaging Machinery, Inc., manufacturers of custom packaging machinery.

We believe the board benefits from Mr. Dykema’s significant experience as a manufacturing business owner and manager, his connections in the bank’s markets, and his long tenure and engagement on a community bank board.
Terrence R. Fulwiler (70)	2016	Chairman of the Board of Bellin Health Systems of Green Bay; board member of the Green Bay Packers; board member of Innovata LLC of Atlanta, GA; board member of EMT International of Green Bay; board member of Northeast Wisconsin Technical College Foundation; member of the Bellin College Board of Trustees; board member of East Shore Industries; board member of the Greater Green Bay Community Foundation; board member of NPS, Inc.; and prior to April 29, 2016, director of Baylake and Baylake Bank since 2010.

We believe the board benefits from Mr. Fulwiler’s corporate board membership experiences and from his understanding of and involvement in the bank’s markets.
Christopher J. Ghidorzi (43)	2013	President of Property Development, C.A. Ghidorzi, Inc. and Affiliates since 2007; and previously Director of Equity Trading, Robert W. Baird & Co. from 2001-2007.

We believe the board benefits from Mr. Ghidorzi’s real estate development experience and related connections, as well as his experience in capital markets and financial expertise.

Name (Age)	Director Since	Positions and Business Experience
Andrew F. Hetzel, Jr. (64)	2018	President and Chief Executive Officer of NPS Corporation, a marketer and manufacturer of Spill Control Products with customers in 60 countries as well as Towel and Tissue Products sold into the Away From Home Tissue Industry in North America.

We believe the board benefits from Mr. Hetzel’s experience with acquisitions and cultural integration (from both his own company’s activity and prior Nicolet transactions), as well as his significant experience as a manufacturing business owner and manager, and his industry and community connections.
Ann K. Lawson (60)	n/a	Chief Financial Officer of the Company and Nicolet National Bank since February 2, 2009.

We believe Ms. Lawson's extensive tenure in the financial institutions industry, her financial, SEC, and accounting knowledge, as well as merger and acquisition experience benefits the board. In addition to strategic thinking, she brings leadership, teamwork and execution experience, having led multiple disciplines and teams in her current role as CFO for over twelve years, and in her prior roles with larger, acquisitive banks and public accounting.
Donald J. Long, Jr. (63)	2000	Former Owner and Chief Executive Officer of Century Drill & Tool Co., Inc., an expediter of power tool accessories.

We believe the board benefits from Mr. Long’s former business ownership experiences, corporate board membership experiences and community involvement, and his experience as a founding board member of Nicolet and his level of ownership.
Dustin J. McClone (38)	2017	President and Chief Executive Officer of McClone Insurance Group. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

We believe the board benefits from Mr. McClone’s insurance strategy experience and knowledge, and community involvement.
Susan L. Merkatoris (57)	2003	Certified Public Accountant; Owner and Managing Member of Larboard Enterprises, LLC, a packaging and shipping franchise doing business as The UPS Stores; Previous Co-Owner and Vice President of Midwest Stihl Inc., a distributor of Stihl Power Products.

We believe the board benefits from Ms. Merkatoris’ experiences as a certified public accountant, internal controls knowledge and audit committee experience, financial expertise as a business owner, and her level of ownership.
Oliver Pierce Smith (37)	2017	Director of Purchasing at Menasha Packaging, a division of Menasha Corporation. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

We believe the board benefits from Mr. Smith’s significant ownership level, local community involvement, and operating business experience, as well as his real estate, acquisition integration and IT background.
Robert J. Weyers (56)	2000	Co-Owner of Weyers Group, a private equity investment firm; Commercial Horizons, Inc., a commercial property development company; and PBJ Holdings, LLC, a real estate holding company.

We believe the board benefits from Mr. Weyers’ real estate development experience and related connections, community involvement, experience as a founding board member of Nicolet and his level of ownership.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experiences. The Board believes that there are certain general requirements for service on Nicolet’s Board that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Nicolet’s current and future needs.

In its assessment of each nominee for director, including those recommended by shareholders, the Nominating Committee considers the nominee’s judgment, integrity, experience, independence, and understanding of Nicolet’s mission and business, as well as understanding of other related industries and other factors that the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee also takes into account the ability of a director to devote the time, energy and effort necessary to fulfill his or her responsibilities to Nicolet with candor and thoughtful input.

The Board and Nominating Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity and respect for corporate governance requirements and practices, an appreciation of diversity, and a commitment to sustainability. In addition to the qualifications required of all directors, potential director candidates are interviewed to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board, and that individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Nicolet’s management.

RECOMMENDATION FOR PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Effective October 1, 2019, the Company’s independent registered public accounting firm, Porter Keadle Moore, LLC (“PKM”) combined its practice (the “Practice Combination”) with Wipfli LLP. As a result of the Practice Combination, PKM effectively resigned as the Company’s independent registered public accounting firm and Wipfli LLP, as the successor to PKM following the Practice Combination, was engaged as the Company’s independent registered public accounting firm. The Company’s Audit Committee was notified of the Practice Combination and the effective resignation of PKM and ratified and approved the engagement of Wipfli LLP.

The reports of PKM on the financial statements of the Company for the year ended December 31, 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the year ended December 31, 2018 and reviews of the Company’s financial statements through June 30, 2019, there were no disagreements with PKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PKM, would have caused them to make reference thereto in their report on the financial statements for such years.

The Company has furnished to Wipfli LLP (as successor following the Practice Combination of PKM) the statements made in this proxy statement and Wipfli LLP has agreed with the statements made.

The Company has not consulted with Wipfli LLP during 2018 or 2019 (through the Practice Combination date of October 1, 2019), on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, in each case where a written report was provided or oral advice was provided that Wipfli LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit & Compliance Committee (the “Audit Committee”) has selected, and the Board has approved, Wipfli LLP, an independent registered public accounting firm, to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2021, subject to ratification by the shareholders. Wipfli LLP also served as the independent registered public accounting firm for the Company for the years ended December 31, 2020 and 2019. Although shareholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Wipfli LLP to shareholders for ratification to permit shareholders to participate in this important corporate decision.

If Wipfli LLP declines to act or otherwise becomes incapable of acting, or if appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. A representative of Wipfli LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement on behalf of the firm or to respond to appropriate questions from shareholders.

Fees Billed by Auditors

The following table sets forth the fees billed for the audit and other professional services rendered by the Company’s auditors, Wipfli LLP, during the years ended December 31, 2020 and 2019, with 2019 amounts including some fees billed by the Company's predecessor auditors, PKM, prior to the Practice Combination with Wipfli.

Fees	2020	2019
Audit fees [a]	$378,967	$393,102
Audit-related fees [b]	21,000	16,000
Tax fees [c]	36,440	27,720
All other fees [d]	—	—
Total fees	$436,407	$436,822

a.
Audit Fees include aggregate fees billed for professional services rendered by Wipfli LLP and PKM for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2020 and 2019, review of the annual report on Form 10-K, and the limited reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC during 2020 and 2019, including out of pocket expenses and the work performed in connection with issuing consents in connection with the registration statement filings.

b.
Audit-Related Fees includes fees billed for professional services rendered by Wipfli LLP and PKM associated with the audit of the Company’s 401(k) plan during the fiscal years ended December 31, 2020 and 2019, including out of pocket expenses.

c.	Tax Fees includes all services performed for tax compliance, tax planning, and tax advice.
d.	All Other Fees includes billings for services rendered other than those in the categories defined above.

The services provided by our independent auditors were approved in advance by the Audit & Compliance Committee in accordance with the provisions of the committee’s charter. The Audit Committee considers that the provision of the services above is compatible with maintaining independence by Wipfli LLP.

The ratification of the appointment of Wipfli LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 requires that more votes be cast in favor of the proposal than against it.

RECOMMENDATION FOR PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFYING THE APPOINTMENT OF WIPFLI LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NICOLET BANKSHARES, INC.'S
NAMED EXECUTIVE OFFICER COMPENSATION

Nicolet’s executive compensation program plays a key role in Nicolet’s ability to attract, retain and motivate the highest quality executive team. The principal objectives of Nicolet’s executive compensation program are to target executive compensation within market ranges, reward performance and align executive incentive compensation with long-term shareholder value creation, without incenting unnecessary and excessive risk. As discussed above in the “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee has designed the program to incorporate a number of features and best practices that support these objectives, including, among others:

•Target total compensation for our Named Executive Officers at market-competitive levels while maintaining an overall compensation program that is aligned with and reflects the performance of Nicolet;
•A substantial portion of each Named Executive Officer’s target compensation is variable;
•Equity awards are granted in the form of stock options or restricted stock and are more heavily weighted toward long-term performance to have a value directly aligned with shareholders;
•None of Nicolet’s Named Executive Officers are entitled to receive gross-up payments in connection with any excise tax or other tax liabilities; and
•Only a limited number of perquisites is available to Nicolet’s Named Executive Officers.

Shareholders are encouraged to carefully review the “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement in its entirety for a detailed discussion of Nicolet’s executive compensation program.

As required under the Exchange Act, this proposal seeks a shareholder advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that the shareholders approve the compensation of Nicolet’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION FOR PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADVISORY APPROVAL OF NICOLET'S NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL).

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

A shareholder that intends to present business at an annual meeting of shareholders must comply with the requirements set forth in the Company’s Bylaws as described below.

Director Nominations. The Nominating Committee will consider nominations for directors submitted by shareholders in accordance with the Company’s Bylaws. The Nominating Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of Nicolet Bank and shareholders of the Company, and professionals in the financial services and other industries. Similarly, the Nominating Committee’s charter does not prescribe any specific qualifications or skills that a nominee must possess, although it evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of the Company, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities the Company serves; commitment to and availability for service as a director, including ownership in the Company.

In accordance with the Company’s Bylaws, shareholder nominations for directors shall be made in writing and delivered to the Company’s Secretary at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days’ notice of the meeting is provided to shareholders, the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. The nomination must state, to the extent known to the nominating shareholder, the following: (i) the nominee’s name, address and occupation; (ii) the total number of shares to be voted for the nominee; and (iii) the notifying shareholder’s name, address and number of shares owned. Nominations not made in accordance with this procedure may be disregarded by the chair of the meeting at which the election is to be held.

Shareholder Proposals. Our Bylaws provide that only such business that is properly brought before the annual meeting of shareholders shall be conducted at such meeting. In order for a shareholder proposal to be properly brought before an annual meeting, our Bylaws require a notice of the shareholder proposal that includes: (i) a description of the proposal and the reason it is being brought before the meeting; (ii) the proponent’s name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. The Company’s Secretary must receive the proposal at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, at least sixty days prior to the shareholder meeting for it to be considered. In order to be included in the proxy materials to be provided to shareholders in advance of the 2022 annual meeting, notice of a shareholder proposal must be received on or prior to November 17, 2021; however, if the 2022 annual meeting is held more than 30 days before or after May 10, 2022, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. The deadline for inclusion of a shareholder proposal in the proxy materials for a special meeting is likewise a date that allows a reasonable time before we provide the proxy materials for such special meeting to our shareholders.

The proxies of the Company’s management are permitted to use their discretionary authority with respect to proposals that are not timely submitted in accordance with the Company’s Bylaws and the SEC rules.

Shareholder Communications. Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Security Holders Sharing an Address

The Company has filed an Annual Report on Form 10-K with the SEC for the year ended December 31, 2020. Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders who hold their shares through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s 2020 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2020 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, upon written or oral request to Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301.
___________

Green Bay, Wisconsin
March 17, 2021

Nicolet Bankshares, Inc.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 10, 2021.

Online
Go to **www.investorvote.com/NCBS** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 _____ Robert B. Atwell	☐	☐	02 _____ Rachel Campos-Duffy	☐	☐	03 _____ Michael E. Daniels	☐	☐
04 _____ John N. Dykema	☐	☐	05 _____ Terrence R. Fulwiler	☐	☐	06 _____ Christopher J. Ghidorzi	☐	☐
07 _____ Andrew F. Hetzel, Jr.	☐	☐	08 _____ Ann K. Lawson	☐	☐	09 _____ Donald J. Long, Jr.	☐	☐
10 _____ Dustin J. McClone	☐	☐	11 _____ Susan L. Merkatoris	☐	☐	12 _____ Oliver Pierce Smith	☐	☐
13 _____ Robert J. Weyers	☐	☐						

To cumulate votes for directors, check box at right and indicate percentage(s) for one or more desired nominees above. ☐

Proposal	For	Against	Abstain
2. Ratification of selection of the independent registered public accounting firm of Wipfli LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2021.	☐	☐	☐
3. Advisory vote to approve Nicolet's named executive officer compensation.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NCBS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Nicolet Bankshares, Inc.

This proxy is solicited by the Board of Directors of Nicolet Bankshares, Inc. for the Annual Meeting of Shareholders to be held on Monday, May 10, 2021 at 5:00 p.m.

The undersigned hereby appoints Robert B. Atwell, Michael E. Daniels and Ann K. Lawson, or any of them as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or any of them to represent and to vote, as designated on the reverse side, all of the common stock of Nicolet Bankshares, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Shareholders to be held at 5:00 p.m., on May 10, 2021 at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin, and at any adjournments of the Annual Meeting, upon the proposal described in the accompanying Notice of Annual Meeting and Proxy Statement.

When this proxy is properly executed and not revoked, the shares it represents will be voted at the Annual Meeting in accordance with choices specified on the reverse side and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no choice is specified, this proxy will be voted **FOR** the nominees listed in Proposal 1, **FOR** Proposal 2 and **FOR** Proposal 3. The Board of Directors recommends a vote **FOR** Proposal 1, **FOR** Proposal 2 and **FOR** Proposal 3.

(Be sure to Complete reverse side)

PLEASE RETURN PROXY AS SOON AS POSSIBLE

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐